UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Teradata Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2010 ANNUAL MEETING

AND PROXY STATEMENT

March 1, 2010

Dear Fellow Teradata Corporation Stockholder:

I am pleased to invite you to attend Teradata’s 2010 Annual Meeting of Stockholders on April 27, 2010. The meeting will begin promptly at 8:00 a.m. local time at the Monarch Tower, 3424 Peachtree Road, Northeast, Suite 2000, Atlanta, Georgia 30326.

This proxy statement, which also includes a notice of the 2010 annual meeting, tells you more about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and gives information about our director candidates and general compensation and corporate governance matters.

To conserve natural resources and to reduce the costs of printing and distributing our proxy materials (which include this proxy statement, our 2009 annual report and form of proxy and voting instruction card), we are delivering these materials to stockholders via the Internet. As permitted under U.S. Securities and Exchange Commission (“SEC”) rules, most of our stockholders receive a mailing containing only a notice of the 2010 annual meeting instead of paper copies of our proxy materials. The notice will include instructions on how to access these documents over the Internet, as well as instructions on how stockholders receiving this notice can request paper copies of our proxy materials if desired. Stockholders who do not receive the notice-only mailing will receive either paper copies of the proxy materials by mail or electronically-available materials as permitted under applicable SEC rules.

Michael Koehler, Teradata’s President and Chief Executive Officer, and I look forward to seeing you at the annual meeting. If you plan to attend, please send an email to investor.relations@teradata.com to receive a meeting reservation request form.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

James M. Ringler
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF TERADATA CORPORATION

Time:

8:00 a.m. local time

Date:

Tuesday, April 27, 2010

Place:

The Monarch Tower, Suite 2000

3424 Peachtree Road, Northeast, Atlanta, Georgia 30326

Purpose:

•

Elect Messrs. Boykin, Fu and Lund to serve as Class III directors for three-year terms expiring at the 2013 annual meeting of stockholders and to hold office until their respective successors are duly elected and qualified;

•	Vote on the ratification of the appointment of our independent registered public accounting firm for 2010; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Record holders of Teradata common stock at the close of business on February 26, 2010, may vote at the meeting.

•

Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please submit a proxy to ensure that your shares are represented at the meeting.

By order of the Board of Directors,

Laura Nyquist
General Counsel and Secretary

March 1, 2010

2835 Miami Village Drive

Dayton, OH 45342

PROXY STATEMENT

GENERAL INFORMATION

On behalf of the Board of Directors of Teradata Corporation, a Delaware corporation (“Teradata”, the “Company”, “we” or “us”), we are requesting your proxy for the 2010 annual meeting of stockholders and any adjournments that follow. The meeting will be held at 8:00 a.m. local time, on April 27, 2010, at the Monarch Tower, 3424 Peachtree Road, Northeast, Suite 2000, Atlanta, Georgia 30326. At the meeting, we will: (1) consider the election of Messrs. Boykin, Fu and Lund as Class III directors for three-year terms expiring in 2013, (2) vote on the ratification of the appointment of our independent registered public accounting firm for 2010, and (3) transact such other business as may properly come before the meeting.

This proxy statement contains information about the 2010 annual meeting, as well as information regarding the voting process, director elections, our corporate governance programs, and executive and director compensation, among other things. We are sending you this proxy statement together with our 2009 annual report and form of proxy and voting instruction card (“proxy card”).

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible by phone, Internet, or mail if you are receiving paper proxy materials. By using the Internet or phone voting methods, you help us reduce costs and respect the environment. Both are fast, convenient, and environmentally-friendly.

If you are a stockholder of record (i.e., a registered stockholder directly holding your common stock through an account with our transfer agent, BNY Mellon Investor Services), you can vote your shares using one of the following three methods. If you are a beneficial owner (i.e., you indirectly hold your common stock through a nominee such as a bank or broker), you can vote your shares using the methods provided by your nominee.

VOTE BY INTERNET http://www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.	VOTE BY MAIL

Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717

If you receive paper proxy materials,
mark, sign and date your proxy card and
return it in the postage-paid envelope we
have provided or return it to the address
shown above.

Who may vote at the meeting?

Only stockholders of record may vote at the meeting. A stockholder of record is a stockholder as of the close of business on February 26, 2010, the record date for the meeting. On the record date, there were 166,717,170 shares of common stock outstanding.

How many votes do I have?

For each share of common stock you own, you are entitled to cast one vote on each director candidate submitted for election and to cast one vote on each other matter properly brought before the meeting.

When will I receive my proxy materials?

Proxy materials for the 2010 annual meeting of stockholders are being made available on or about March 15, 2010.

How do I access my proxy materials?

Notice and Access. Proxy materials (including our 2009 annual report, 2010 proxy statement and proxy card) are being made available via the Internet pursuant to the SEC’s “notice and access” rules. A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to most of our stockholders of record and beneficial owners. The Notice includes instructions on how to access the proxy materials on the Internet or request printed copies of these materials. To receive future proxy materials by mail or email, follow the instructions included with the Notice. If you previously elected to receive materials via mail or email delivery method, you will not receive the Notice, but you will receive your materials via the delivery method you requested.

Electronic Delivery. At their request, many stockholders are receiving an email providing them with links to receive the Notice and Internet access to the proxy materials rather than receiving the Notice or printed proxy materials.

Paper Copies. If you have previously requested paper copies of your proxy materials, or are otherwise required to receive paper copies, you are receiving the 2010 proxy materials in printed form unless you consent to receive these documents electronically in the future.

How do I receive Teradata’s proxy materials electronically?

If you are a stockholder of record (i.e., you directly own your common stock through an account with our transfer agent, BNY Mellon Investor Services), you can choose to access your disclosure materials electronically and save the cost of producing and mailing a Notice and other documents by following the instructions provided at http://www.investordelivery.com or by following the prompt if you choose to authorize your proxy over the Internet. You must provide your twelve-digit control number listed on your Notice or proxy card to make this election.

Your election to receive proxy materials by electronic access will remain in effect until you revoke your consent at http://www.proxyvote.com, or your consent is deemed to be revoked under applicable law. You must provide your twelve-digit control number to revoke your consent.

If you are a beneficial owner (i.e., you hold your common stock beneficially through a nominee such as a bank or broker), please review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Please keep in mind that choosing electronic delivery saves the Company and its stockholders money and preserves natural resources.

How do I obtain a separate set of proxy materials?

To save costs, only one set of proxy materials is being mailed to stockholders who share an address, unless otherwise requested or required under applicable law. If you have multiple Teradata common stock record accounts and/or share an address with a family member who is a Teradata stockholder and want to receive more than one copy of the Notice and/or proxy materials, you may contact our mailing agent, Broadridge Financial Solutions, at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 (phone: 1-800-542-1061). Broadridge will remove you from the householding program within thirty days after receipt of this request and will mail you a separate copy of the proxy materials.

How can I vote my shares of Teradata stock?

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may vote your shares by authorizing a proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also submit a proxy by mail by following the instructions on the proxy card. Voting your shares by authorizing a proxy over the Internet, by telephone or by written proxy card will ensure your representation at the annual meeting regardless of whether you attend in person.

If you are a record stockholder, please authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your Notice and proxy card. Please have your Notice or proxy card in hand when going online or calling. If you authorize your proxy via the Internet, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How do I revoke my proxy for the annual meeting?

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of our Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342.

What if I want to vote in person at the annual meeting?

The method by which you vote and authorize your proxy will in no way limit your voting rights if you later decide to vote in person at the meeting. If you beneficially own your shares through a nominee (such as a bank or broker), you must obtain a proxy executed in your favor from your nominee to be able to vote at the meeting.

What are the requirements for making sure my shares are voted at the annual meeting?

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the voting deadlines for the annual meeting (which is 11:59 p.m. on April 26, 2010 for record stockholders who do not vote at the meeting, such time as directed by the nominee for beneficial owners, and April 22, 2010 for participants in our 401(k) savings plan), and (4) you did not revoke your proxy prior to or at the meeting.

How do I vote the shares I hold in the Teradata 401(k) savings plan?

If you are a participant in the Teradata 401(k) savings plan, your proxy includes the number of Teradata common stock units (share interests) allocated to your plan account. You may instruct the trustee how to vote the number of share interests allocated to your plan account. The trustee will vote the share interests allocated to your plan account in accordance with your instructions. If you do not vote your share interests in the Teradata 401(k) savings plan, the trustee will vote the unallocated share interests, as well as any allocated share interests held by the plan, in the same proportion as the share interests for which it received timely voting instructions.

What is considered a quorum to conduct the annual meeting?

To have a quorum necessary to conduct business at the meeting, it is necessary to have shares that represent (in person or by proxy) the holders of a majority of the shares of common stock outstanding on the record date, which is the close of business on February 26, 2010. Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are required to approve each item?

The affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting is required to elect each director and to ratify the appointment of our independent registered public accounting firm. Abstentions effectively count as votes “against” the adoption of a proposal and the election of a director, but broker “non-votes” will have no effect on the outcome of the vote for any item or the election of any director. However, starting this year, if you do not instruct your nominee (such as your bank or broker) how to vote your shares with respect to the election of directors, the nominee may not vote in the election of directors. Broker “non-votes” occur when a nominee returns a properly executed proxy but does not vote on a particular item because the nominee has not received voting instructions from the beneficial owner and, therefore, does not have the authority to vote on a proposal.

If you hold your shares beneficially through a nominee (e.g., a bank or broker), we strongly encourage you to provide your nominee with the authority and instructions needed to vote your shares in the election of directors by completing and returning your proxy card to your nominee or by providing instructions to your nominee via phone or the Internet on how to vote your shares.

How does the board recommend that I vote my shares?

The Teradata Board of Directors recommends that you vote:

•	FOR the election of each of the three Class III director nominees, Messrs. Boykin, Fu and Lund (see page 6); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 (see page 54).

If you submit your proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by our board. As discussed above, if you hold your shares beneficially through a nominee (such as a bank or a broker) and fail to provide specific voting instructions to that nominee, your shares will not be voted in the election of directors.

What do I need to do if I want to attend the annual meeting?

If you plan to attend the meeting in person, please send an email to us at investor.relations@teradata.com to request a meeting reservation request form. You may attend the meeting if you are a stockholder of record, hold a proxy for a stockholder of record, or are a beneficial owner of our common stock with evidence of ownership. If you are a beneficial owner (i.e., you hold your common stock through a nominee such as a bank or broker), please include evidence of your ownership of common stock with the form (such as an account statement showing you own our common stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the votes taken at the meeting in a Form 8-K filed with the SEC within four business days after the annual meeting date. You may also find information on how to obtain a full transcript of the meeting in that report or by writing to our Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors are elected by stockholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2010 annual meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2011, 2012, and 2010, respectively.

Messrs. Boykin, Fu and Lund are Class III directors whose current terms are expiring at the 2010 annual meeting and, for the reasons described below, each has been nominated for re-election through the 2013 annual meeting of stockholders and until his successor is elected and qualified.

Proxies solicited by the board will be voted for the election of the nominees, unless you provide a contrary instruction on your proxy. The board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board of Directors recommends that you vote FOR each of the Class III nominees for election as a director. Election of each nominee requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting. If a nominee does not receive a majority vote, he is required to tender his resignation for consideration by the Board of Directors in accordance with the board’s Corporate Governance Guidelines as described on page 12 of this proxy statement. Proxies solicited by the Board of Directors will be voted FOR each nominee, unless you specify otherwise in your proxy.

DIRECTOR QUALIFICATIONS

Our Board of Directors includes eight members who are well-qualified to serve on the board and represent our stockholders’ best interests. As described below under the caption “Selection of Nominees for Directors,” the board and its Committee on Directors and Governance (the “Governance Committee”) select nominees with a view to establishing a Board of Directors that is comprised of members who:

•	have extensive business leadership experience,

•	bring diverse perspectives to the board,

•	are independent and collegial,

•	have high ethical standards as well as sound business judgment and acumen, and

•	understand and are willing to shoulder the time commitment necessary for the board to effectively fulfill its responsibilities.

We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors. Moreover, they provide our board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, public company board experience, knowledge of the technology and software industries and of Teradata’s business, experience with companies with a global presence and those that have high-growth strategies, and extensive operational and strategic planning experience in complex, global companies. The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to the Board of Directors, in addition to the general qualifications described above and information included in the biographical summaries provided below for each director.

Director	Key Qualifications

James M. Ringler	Experience as the chief executive officer and chairman of the board of publicly-held, global companies, extensive experience on public company boards, and an in-depth knowledge of the Company’s business, strategy and management team

Edward P. Boykin	Knowledge of the Company and the IT industry, leadership experience as the chief operations officer of a global computer services company, financial acumen, and audit committee experience

Nancy E. Cooper	Financial expertise, experience as the chief financial officer of a global, publicly-traded company in the software technology industry, a strong ethics and compliance focus, gender diversity, and audit committee experience

Cary T. Fu	Experience as the chief executive officer and director of a global high-technology company, financial expertise and experience as a chief financial officer, experience leading a high-growth business organization, and diverse perspective given Taiwanese heritage

David E. Kepler	Experience as a chief information officer of a complex, global company with additional responsibility for corporate sustainability initiatives and customer service operations, financial expertise, and a recognized leader in the area of cyber security

Michael Koehler	Service as the Chief Executive Officer of the Company with extensive knowledge of, and experience with, the software industry and Teradata’s operations, strategy and financial position

Victor L. Lund	Financial expertise, experience as the chief executive officer of a large business with a high-growth model, extensive public company board experience, particularly on audit committees, and knowledge of the Company and technology industry through board service

William S. Stavropoulos	Distinguished career with extensive public company board experience, leadership experience as a former chairman of a major, global company, business and strategic acumen, and knowledge of the Company

NOMINEES

Class III — Current Terms Expiring in 2010 and New Terms Expiring in 2013:

Edward P. Boykin, 71, retired as the President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, in June 2003. He had served in that capacity since July 2001. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. Mr. Boykin also serves on the board of directors of NCR Corporation (“NCR”). He was Chairman of the Board of Capital TEN Acquisition Corp. from October 2007 to May 2008, and was a director of PlusOne Solutions, Inc. from October 2008 to October 2009. He joined our board on September 6, 2007.

Cary T. Fu, 61, has served as Chairman of the Board of Benchmark Electronics, Inc. (“Benchmark”), a publicly-held electronics manufacturing services provider, since 2009, and its Chief Executive Officer since September 2004. Prior to becoming Chief Executive Officer of Benchmark, he served as its President and Chief Operating Officer from May 2001 to September 2004, Executive Vice President from 1992 to 2001, and Executive Vice President, Financial Administration, from 1990 to 1992. He has been a director of Benchmark since 1990 and is a certified public accountant. He joined our board on July 29, 2008.

Victor L. Lund, 62, has served as the non-executive Chairman of the Board of DemandTec, Inc., a publicly-held, on-demand applications company, since December 2006, and has been a member of its board since April 2005. Mr. Lund served as Chairman of the Board of American Stores Company from 1995 until its acquisition by Albertson’s, Inc. in June 1999, and as Chief Executive Officer of American Stores Company from 1992 until 1999. From 1999 until 2002, he served as Vice Chairman of Albertson’s. In the last five years, Mr. Lund has served on the boards of Mariner Health Care, Inc., NCR, Borders Group, Inc., and Delta Air Lines, Inc. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. He also currently serves on the board of directors of Service Corporation International and is lead director for Del Monte Foods Company. He joined our board on September 6, 2007.

Other Directors

Class I — Current Terms Expiring in 2011:

Nancy E. Cooper, 56, is Executive Vice President and Chief Financial Officer of CA, Inc. (“CA”), an IT management software provider. She joined CA in August 2006 with nearly 30 years of finance experience. From 2001 until that time, Ms. Cooper served as Chief Financial Officer for IMS Health Incorporated, the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. Prior to joining IMS Health, she was the Chief Financial Officer of Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Ms. Cooper began her career at IBM where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management. She served on the board of directors of R.H. Donnelley Corporation from 2003 until 2009. Ms. Cooper joined our board on August 1, 2009.

David E. Kepler, 57, is the Executive Vice President, Chief Sustainability Officer, Chief Information Officer (“CIO”), and Corporate Director of Business Services of The Dow Chemical Company (“Dow”). Mr. Kepler joined Dow in 1975. He was appointed Vice President and CIO of Dow in 1998 and Corporate Vice President in 2001. At Dow, Mr. Kepler assumed responsibility for Business Services in 2004, was appointed Senior Vice President in 2006, with added responsibilities for the company’s sustainability initiatives, and appointed Executive Vice President in February 2008. He also serves on the board of directors of the U.S. Chamber of Commerce, the University of California Berkeley Foundation, American Chemistry Council, and serves as chairman of the boards of the Dow Chemical Foundation and Mid-Michigan Innovation Center. He has also served on the boards of Dorinco Reinsurance Company and Liana Limited, both Dow-affiliated companies, and is a member of the U.S. National Infrastructure Advisory Council that advises the President on the protection of critical infrastructure and homeland security issues. He joined our board on November 1, 2007.

William S. Stavropoulos, 70, retired as director and Chairman of the Board of Dow on April 1, 2006. He had served in such capacity since November 2000. Mr. Stavropoulos was the President and Chief Executive Officer of Dow from 1995 to 2000 and was Chairman of the Board, President and Chief Executive Officer from 2002 to November 2004. In addition, he is a director of Tyco International, Inc., and Chemical Financial Corporation, and is on the advisory boards for Metalmark Capital LLC, a private equity investment firm, and Maersk Inc. He is a trustee to the Fidelity Group of Funds, and serves on the board of American Enterprise Institute for Public Policy Research. He also serves as a special advisor to Clayton, Dubilier & Rice, Inc., a private equity investment firm, and is the president and founder of the Michigan Baseball Foundation. Mr. Stavropoulos joined our board on September 6, 2007.

Class II — Current Terms Expiring in 2012:

James M. Ringler, 64, was named Chairman of the Board of Teradata in September 2007. Mr. Ringler previously served as Chairman of the Board of NCR from July 25, 2005 to September 2007. From March 2005 to August 2005, Mr. Ringler served as NCR’s President and Interim Chief Executive Officer, during which time he oversaw the Teradata Division of NCR, among other things, and worked with a number of the members of Teradata’s current Leadership Team. He served as Vice Chairman of Illinois Tool Works Inc., a multi-billion dollar diversified manufacturer of highly engineered components and industrial systems, from 1999 until he retired in 2004. Prior to joining Illinois Tool Works, from 1997 to 1999, Mr. Ringler was Chairman of Premark International, Inc. He also served as Premark’s Chief Executive Officer from 1995 to 1999 when it merged with Illinois Tool Works. Mr. Ringler serves as a director of Autoliv Inc., Dow, FMC Technologies, Inc., Corn Products International, Inc., and is lead director for John Bean Technologies (JBT) Corporation. He joined our board on September 6, 2007.

Michael Koehler, 57, is President and Chief Executive Officer of Teradata. Previously, Mr. Koehler served as Senior Vice President, Teradata Division of NCR from 2003 to 2007. From September 2002 until March 2003, he was the Interim Teradata Division Leader, Teradata Division. From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations, Teradata Division, and held management positions of increasingly greater responsibility at NCR prior to that time. He joined our board in August 2007.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of our business by participating in regularly scheduled board and committee meetings, through discussions with the Chief Executive Officer and other members of management and staff, and by reviewing other materials provided to them.

Corporate Governance

Our Board of Directors is elected by the stockholders to govern our business and affairs. The board selects the senior management team, which is charged with conducting our business. Having selected the senior management team, the board acts as an advisor to senior management and monitors its performance. The board reviews our strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees our compliance efforts.

Corporate Governance Guidelines

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, such matters as director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The board’s Corporate Governance Guidelines are found on our corporate governance website at http://www.teradata.com/t/governance-guidelines. You may obtain a written copy of these guidelines, or any of the board’s committee charters, by writing to our Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342. The board’s independent directors meet regularly in executive session without management present and, as provided in the Corporate Governance Guidelines, the Board of Directors has selected the Chairman of the Board, who is an independent director, to preside at its executive sessions during 2010.

Board Independence and Related Transactions

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the board must determine whether a director is considered independent, taking into account the independence guidelines of the New York Stock Exchange (“NYSE”) and the factors listed immediately following this paragraph (which are included as Exhibit B, Definition of Director Independence, to the board’s Corporate Governance Guidelines referenced above) in addition to those other factors it may deem relevant. No director may qualify as independent unless the board affirmatively determines (i) under the NYSE listing standards, that he or she has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and (ii) under our independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of our affiliates, or affiliated with us, within the past five years;

•	has not been affiliated with or an employee of our present or former independent auditors or its affiliates within at least the past five years;

•

has not been in the past five years a paid advisor, service provider or consultant to us or any of our affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

has not, directly or indirectly, had a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, and in no case may the director be an executive officer or employee of another company that in the previous three years made payments to or received payments from us in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from us, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed as an executive officer by another corporation that has (or had during the past five years) an executive officer of the Company on its board of directors;

•

has not for the past five years received any compensation, consulting, advisory or other fees from us, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from us, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of our present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another company that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payments to, or received payments from, us in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

Our Board of Directors has determined that all of our non-employee directors and nominees, namely Ms. Cooper and Messrs. Boykin, Fu, Kepler, Lund, Ringler, and Stavropoulos, meet the NYSE listing independence standards and our independence standards. There were no transactions, relationships or arrangements that required review by the board for purposes of determining director independence.

Board Leadership Structure

Our board is led by an independent Chairman, Mr. Ringler. Our Chief Executive Officer, Mr. Koehler, is the only member of the board who is not an independent director. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the board and strengthens the board’s independence from management. In addition, separating these roles allows Mr. Koehler to focus his efforts on running our business and managing the Company in the best interests of our stockholders, while we are able to benefit from Mr. Ringler’s prior experience as a chairman of other public company boards.

Board Oversight of Risk

Management is responsible for the Company’s day-to-day risk management activities, and our board’s role is to engage in informed risk oversight. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the Audit Committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer and Vice President, Enterprise Risk and Financial Processes, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

Compensation Risk Assessment

Based on an analysis conducted by management and reviewed by the Compensation and Human Resource Committee, we do not believe that our compensation programs for employees generally are reasonably likely to have a material adverse effect on the Company.

Code of Ethics

We have a Code of Conduct that sets the standard for ethics and compliance for all of our employees, including our officers, directors, and controller. Our Code of Conduct is available on our corporate governance web site at http://www.teradata.com/t/code-of-conduct. To obtain a copy of the Code of Conduct, please send a written request to the Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2009, all of our executive officers and directors timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934.

Meetings and Meeting Attendance

The board and its committees met a total of 27 times last year. In 2009, each of the directors attended 75% or more of the total number of meetings of the board and the committee(s) on which he or she serves. In addition, under the board’s Corporate Governance Guidelines, our directors are expected to attend our annual meeting of stockholders each year. All of our directors attended the 2009 annual meeting of stockholders.

Selection of Nominees for Directors

The Board of Directors and the Governance Committee are responsible for recommending candidates for membership to the board. The director selection process and director qualification guidelines are described in detail in the board’s Corporate Governance Guidelines, which are posted on our corporate governance website at http://www.teradata.com/t/governance-guidelines. The board and the Governance Committee determine the appropriate qualifications, skills and experiences needed to comprise an experienced and diverse board using the qualification factors listed in our Corporate Governance Guidelines. In determining candidates for nomination, the Governance Committee will seek the input of the Chairman of the Board and the Chief Executive Officer and will consider individuals recommended for board membership by our stockholders in accordance with our Bylaws and applicable law.

The board and the Governance Committee are committed to finding proven leaders who are qualified to serve as Teradata directors. In late 2007, the Governance Committee engaged the outside search firm of Spencer Stuart LLP to assist it in identifying and contacting qualified candidates to expand the size of the board following the spin off from NCR. This engagement has continued into 2010. In addition, directors have suggested potential candidates for consideration by this committee. The Governance Committee evaluates all candidates using the qualification guidelines included as part of the board’s Corporate Governance Guidelines. As part of the selection process, the committee and the board examine candidates’ business skills and experience, personal integrity, judgment, ability to devote the appropriate amount of time and energy to serving the best interests of stockholders, and the objectives of the board as a whole. The Governance Committee and the board also consider the diversity needs of the board, including the desire for diverse perspectives that can be gained through any number of factors such as professional experience and perspectives, education, gender or national origin. As described under the caption “Director Qualifications” on page 6 of this proxy statement, we believe our directors have very diverse perspectives, business skills, experience, and backgrounds. In 2009, the board’s continued commitment to diversity was demonstrated through the addition of Nancy Cooper as a director, and the desire for diverse perspectives will continue to be a factor in the board’s ongoing search for director candidates.

Stockholders wishing to recommend individuals for consideration as directors should submit their suggestions in writing to the Corporate Secretary of the Company, providing the candidate’s name, age, residential and business contact information, detailed biographical data and qualifications for service as a board member, the class or series and number of shares of Teradata capital stock (if any) which are owned beneficially or of record by the candidate, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of our stock. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who intend to nominate directors for election at our next annual meeting of stockholders must follow the procedures described in our Bylaws, which are available on our corporate governance website at http://www.teradata.com/t/articles-and-bylaws. See “Procedures for Stockholder Proposals and Nominations” on page 55 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2010 annual meeting were recommended by the Governance Committee. See “Director Qualifications” and “Nominees” on pages 6 through 9 of this proxy statement for further details regarding the reasons and director attributes supporting these nominations. All of these candidates for election are currently serving as our directors and have been determined by the board to be independent.

Under the board’s Corporate Governance Guidelines, if any of the directors nominated for election at the 2010 annual meeting is not re-elected by the required majority vote, such director is required to promptly offer his resignation. The Board of Directors, giving due consideration to the best interests of the Company and our stockholders, are required to evaluate the relevant facts and circumstances, including whether the underlying cause of the director’s failure to receive the required majority vote can be cured, and make a decision on whether to accept the offered resignation. Any director who offers a resignation pursuant to this provision cannot participate in the board’s decision. The Board of Directors will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the offered resignation. If the board accepts a director’s resignation pursuant to this process, the Governance Committee will recommend to the Board of Directors whether to fill the resulting vacancy or reduce the size of the board.

COMMITTEES OF THE BOARD

Committee Structure and Responsibilities

Our Board of Directors has four committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee: The Audit Committee is the principal agent of the Board of Directors in overseeing our accounting and financial reporting processes and audits of our financial statements and internal controls, including assisting in the board’s oversight of (i) the integrity of our financial statements, (ii) our compliance with ethical, legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent registered public accounting firm, and (iv) the performance of our internal audit function.

The Audit Committee also:

•

is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm and pre-approving all audit services, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with our independent registered public accounting firm its quality control procedures;

•	regularly reviews the annual audit plan of our independent registered public accounting firm, including the scope of audit activities, and monitors the progress and results of the annual audit;

•

meets with the independent registered public accounting firm, the internal auditors and management to review the adequacy of our internal controls and its financial, accounting and reporting processes;

•	discusses with management and the independent registered public accounting firm our annual audited financial statements and unaudited quarterly financial statements;

•

discusses with management and the independent registered public accounting firm (i) all critical accounting policies and practices used, (ii) any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including analyses of the effects of alternative accounting methods under generally accepted accounting principles that have been discussed with management and the treatment preferred by the independent registered public accounting firm, (iii) the effect of regulatory and accounting initiatives and off-balance sheet structures on our financial statements, and (iv) any other reports required by law to be delivered by the independent registered public accounting firm, including any management letter or schedule of unadjusted differences;

•	discusses management’s plans with respect to our major financial and enterprise risk exposures;

•

receives periodic reports from our internal auditors on findings of fraud, if any, and its significant findings regarding the design and/or operation of internal control over financial reporting as well as management responses to such findings;

•	reviews our periodic SEC filings and our quarterly earnings releases;

•	is responsible for overseeing our ethics and compliance program; and

•	prepares the committee report required pursuant to the rules of the SEC for inclusion in our proxy statements.

The Audit Committee has four members, Messrs. Boykin, Fu and Lund and Ms. Cooper, each of whom is independent and financially literate, as determined by the board under applicable SEC and NYSE standards. In addition, the board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from us, other than board compensation described below under the caption “Compensation of Directors,” as determined in accordance with applicable SEC and NYSE rules. Each Audit Committee member is limited to serving on the audit committees of two other public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the director’s effective service to us.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter. A copy of this charter, which was last amended by the committee on December 2, 2008, can be found on our corporate governance website at http://www.teradata.com/t/audit-committee-charter.

Compensation and Human Resource Committee: In general, this committee (i) discharges our board’s responsibilities relating to the compensation of our executives, (ii) provides general oversight of our management compensation philosophy and practices, benefit programs, and strategic workforce initiatives, (iii) oversees succession planning and leadership development activities, and (iv) reviews and approves our overall compensation principles, objectives and programs covering executive officers and key management employees as well as the competitiveness of our total executive officer compensation practices. The Compensation and Human Resource Committee also:

•	evaluates and reviews the performance levels of our executive officers and determines base salaries and equity and incentive awards for such officers;

•	establishes the annual goals and objectives of the Chief Executive Officer, after consulting with the independent members of the board,

•

at executive session of the Board of Directors, discusses its evaluation of, and determination of compensation for, the Chief Executive Officer based on the Chief Executive Officer’s performance against annual goals and objectives;

•	reviews and recommends to our Board of Directors for approval our executive compensation plans, including incentive-compensation plans, and all equity-based compensation plans;

•

monitors our compliance with the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, NYSE rules relating to approval of equity compensation plans and all other applicable laws affecting employee compensation and benefits;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans;

•

oversees our plans for management succession and development and, on an annual basis, assists the Board of Directors in reviewing and monitoring succession planning, particularly with respect to the Chief Executive Officer;

•

reviews and discusses with management the disclosures in our proxy statements with respect to executive compensation policies and procedures and produces the committee’s annual report related to such disclosure for inclusion in our proxy statements; and

•	reviews the stock ownership guidelines and compliance of the Chief Executive Officer and other executive officers with such guidelines.

The Compensation and Human Resource Committee currently has two members, Messrs. Ringler and Stavropoulos, each of whom the Board of Directors has determined meets the NYSE listing independence standards and our independence standards. The board plans to add another director to this committee as a result of the death of one of its former members at the end of 2009. The committee has delegated authority to our Chief Executive Officer to award equity to individuals other than executive officers in limited instances. In addition, the Chief Executive Officer conducts annual performance evaluations of executives and, after consulting with the Vice President, Human Resources, provides this committee with his assessments and recommendations with respect to the amount and form of compensation for such executives.

In April 2009, this committee extended the engagement of Semler Brossy Consulting Group, LLC as its outside compensation consultant to assist the committee in the development of our executive compensation and benefit programs, including the amount and form of such compensation, and in the evaluation of our Chief Executive Officer. The rules for the use of the compensation consultant by the committee and management include the following: (i) only the committee and its Chair can hire or fire the consultant; (ii) on an annual basis, the consultant will provide the committee with a letter of the projected scope of services for the year; (iii) the consultant’s work will be coordinated with our Vice President, Human Resources and any project undertaken at management’s request will be with the knowledge and consent of the committee Chair; (iv) the consultant will have direct contact with the committee; and (v) the committee will evaluate the performance of the consultant on an annual basis. In 2009, management did not engage the outside compensation consultant to perform any services for the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, which was last amended on February 2, 2010, and is available on our corporate governance website at http://www.teradata.com/t/compensation-committee-charter.

Committee on Directors and Governance: This committee is responsible for reviewing the board’s corporate governance practices and procedures and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•

reviews the composition of our Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors;

•	reviews and makes recommendations to the board concerning non-employee director compensation; and

•	sees that proper attention is given, and effective responses are made, to stockholder concerns regarding corporate governance.

The Governance Committee directly engaged Semler Brossy Consulting Group, LLC as its consultant to review our director compensation program in 2008, 2009 and 2010.

The Governance Committee is composed entirely of independent directors, Messrs. Kepler, Ringler and Stavropoulos. A more detailed discussion of the committee’s mission, composition and responsibilities is contained in its charter, which was last amended on December 2, 2008, and is available on our corporate governance website at http://www.teradata.com/t/committee-on-directors-and-governance-charter.

Executive Committee: The Executive Committee has four members, Messrs. Koehler, Lund, Ringler, and Stavropoulos. This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee		Compensation and Human Resource Committee		Audit Committee		Committee on Directors and Governance
James M. Ringler	X	*	X	*			X
Edward P. Boykin					X
Nancy E. Cooper					X
Cary T. Fu					X
David E. Kepler							X
Michael Koehler	X
Victor L. Lund	X				X	*
William S. Stavropoulos	X		X				X	*
Number of meetings in 2009	0		8		8		4
*	Chair

COMMUNICATIONS WITH DIRECTORS

Stockholders wishing to communicate directly with our Board of Directors, any individual director, the Chairman of the Board, or our non-management or independent directors as a group are welcome to do so by writing our Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact our board, please see our corporate governance website at http://www.teradata.com/t/contact-the-board.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows our common stock beneficially owned as of February 19, 2010, by each named executive officer included in the Summary Compensation Table found on page 36 of this proxy statement, each non-employee director, and the directors and executive officers as a group as of February 19, 2010. As of that date, none of our directors or executive officers beneficially owned more than 1.0% of the issued and outstanding shares of our common stock. As a group, such directors and executive officers beneficially owned 1.13% of such stock. In addition to the shares shown in the following table, directors and executive officers hold restricted stock units, which have not yet vested, as listed in footnote 5 to the table.

Name	Total Shares Beneficially Owned (1)	Shares Covered by Options (2)
Non-Employee Directors

Edward P. Boykin, Class III Director	95,891	50,472
Nancy E. Cooper, Class I Director	2,564	0
Cary T. Fu, Class III Director	13,718	5,396
David E. Kepler, Class I Director	28,279	10,665
Victor L. Lund, Class III Director	62,695	38,472
James M. Ringler, Chairman of the Board and Class II Director	130,589	79,082
William S. Stavropoulos, Class I Director (3)	97,485	54,472

Named Executive Officers
Michael Koehler, President, Chief Executive Officer and Class II Director (4)	504,305	370,236
Robert Fair, Executive Vice President, Global Field Operations	223,921	180,949
Daniel Harrington, Executive Vice President, Technology and Support Services	120,231	93,914
Darryl McDonald, Chief Marketing Officer	253,708	209,521
Stephen Scheppmann, Executive Vice President and Chief Financial Officer	77,008	77,008

Current Directors and Executive Officers as a Group (5) (15 persons)	1,913,410	1,398,492

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his or her household. This column includes: (i) shares covered by options that are exercisable within sixty days of February 19, 2010 (as listed in the “Shares Covered by Options” column); (ii) shares granted to directors, the receipt of which have been deferred, as follows: Mr. Boykin, 28,824 shares; Mr. Kepler, 3,382 shares; Mr. Lund, 11,628 shares; Mr. Ringler, 32,938 shares; and Mr. Stavropoulos, 16,787 shares; and (iii) vested restricted stock units, the receipt of which have been deferred, as follows: each of Messrs. Boykin, Lund and Ringler, 8,595 units; Mr. Fu, 8,322 units; and Mr. Kepler, 9,598 units.

(2)	Includes shares that the executive officer or director or his or her respective family members have the right to acquire through the exercise of stock options within sixty days after February 19, 2010. These shares are also included in the “Total Shares Beneficially Owned” column.

(3)	Includes 2,000 shares held by Mr. Stavropoulos’ spouse.

(4)	Includes 21,503 shares held jointly by Mr. Koehler and his spouse.

(5)	In addition to the shares listed in the table, certain directors and executive officers hold the following number of restricted stock units that have not yet vested: each of Messrs. Boykin, Fu, Kepler, Lund, Ringler and Stavropoulos, 972 units; Ms. Cooper, 2,566 units; and Mr. Scheppmann, 10,722 units.

Other Beneficial Owners of Teradata Stock

To our knowledge, based on filings with the SEC made by beneficial owners of our stock, the following stockholders beneficially own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class (1)
Morgan Stanley (2) 1585 Broadway, New York, New York 10036	10,526,135	6.29%
BlackRock, Inc. (3) 40 East 52nd Street, New York, New York 10022	10,277,669	6.14%
Delaware Management Holdings (4) 2005 Market Street, Philadelphia, Pennsylvania 19108	9,704,466	5.80%
Morton Holdings, Inc. and Philip B. Korsant (5) 283 Greenwich Avenue, Greenwich, Connecticut 06830	9,090,788	5.43%

(1)	Percent of class is based on the number of shares of Teradata common stock issued and outstanding as of February 19, 2010.

(2)	Information is based upon a Schedule 13G filed by Morgan Stanley with the SEC on February 12, 2010. According to this filing, Morgan Stanley has sole dispositive power with respect to 10,526,135 shares and sole power to vote 10,260,440 shares.

(3)	Information is based upon a Schedule 13G filed with the SEC on January 29, 2010, by BlackRock, Inc. and affiliated entities (successors in interest of Barclays Global Investors, NA), which reported sole voting and dispositive power. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Dublin) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd, BlackRock International Ltd, and BlackRock Investment Management UK Ltd.

(4)	Information is based upon an amended Schedule 13G/A filed by Delaware Management Holdings with the SEC on February 9, 2010. According to this filing, Delaware Management Holdings and Delaware Management Business Trust, directly or indirectly, have sole dispositive power over 9,704,466 shares, sole power to vote 9,663,440 shares, and shared voting power over 326 shares.

(5)	Information is based upon a Schedule 13G/A filed by Morton Holdings, Inc., Philip B. Korsant and Samana Capital, L.P. with the SEC on February 16, 2010. According to this filing, Morton Holdings, Inc. and Philip B. Korsant, directly or indirectly, have shared voting and dispositive power with respect to an aggregate of 9,090,788 shares held by partnerships of which Morton Holdings, Inc. is the general partner.

DIRECTOR COMPENSATION

Teradata’s Director Compensation Program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate independent directors for their service on the board and its committees, and an equity component, designed to align the interests of independent directors and stockholders. Mr. Koehler receives no compensation for his service on the board.

Annual Retainer

Under the Director Compensation Program, for the 2009–2010 board year (the period between the Company’s annual stockholders’ meetings), each non-employee member of Teradata’s board receives an annual retainer of $75,000. The Chairman of the Board of Directors (Mr. Ringler) receives an additional retainer of $165,000, and each director serving on the Audit Committee receives an additional retainer of $5,000. The Chair of the Governance Committee receives an additional retainer of $9,000, and the Chairs of the Audit Committee and Compensation and Human Resource Committee each receive an additional retainer of $12,000.

Prior to January 1 of each year, a director may elect to receive all or a portion of his or her annual retainer in Teradata common stock instead of cash. In addition, a director may elect to defer receipt of shares of common stock payable in lieu of cash. Payments for deferred stock may be made only in shares of Teradata common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the board, each non-employee director will receive a grant of restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock units. The restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in Teradata common stock.

Ms. Cooper was the only director to receive an initial equity grant during 2009 in connection with her appointment to the board. In this regard, on August 1, 2009, Ms. Cooper received an initial equity grant of restricted stock units with a total dollar value equal to $75,000 on the date of grant. Ms. Cooper did not elect to defer receipt of the shares.

Annual Equity Grant

The Director Compensation Program also provides that on the date of each annual meeting of stockholders each non-employee director will be granted restricted stock units and options to purchase a number of shares of Teradata common stock in an amount determined by the Governance Committee and approved by the board. Any restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options that are granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock payable when the restricted stock units vest.

Mid-Year Equity Grant

The Director Compensation Program also provides the board with the discretion, based on the recommendation of the Governance Committee, to grant mid-year equity grants in the form of stock options and/or awards of restricted stock or restricted stock units to directors who are newly elected to the board after the annual meeting of stockholders. If a mid-year equity grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting. Option grants made in connection with a mid-year equity grant will be fully vested and exercisable on the first anniversary of the grant. Restricted stock unit grants made in connection with a mid-year equity grant vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in Teradata common stock.

Because she joined the board in August of 2009, the board exercised its discretion and awarded Ms. Cooper a mid-year equity grant. Ms. Cooper received a mid-year equity grant with a total dollar value of $93,750 allocated equally between stock options and restricted stock units. Ms. Cooper did not elect to defer receipt of the shares underlying the restricted stock units.

Benefits

We do not provide any retirement or other benefit programs for our directors. However, directors may have their spouses or immediate family members accompany them on our aircraft when traveling on approved business trips, which occurred on four occasions in 2009.

Director Compensation Table

The following table provides information on compensation paid to our non-employee directors in 2009.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
James M. Ringler, Chairman	252,000	61,803	60,512	374,315
Edward P. Boykin	—	138,936	60,512	199,448
Nancy Cooper	33,333	126,044	49,196	208,573
Peter L. Fiore	75,000	61,803	60,512	197,315
Cary T. Fu	80,000	61,803	60,512	202,315
David E. Kepler	—	139,773	60,512	200,285
Victor L. Lund	92,000	61,803	60,512	214,315
William S. Stavropoulos	—	145,877	60,512	206,388
(1)	Represents the annual cash retainer earned for 2009. Messrs. Boykin and Kepler elected to receive their cash retainers in deferred shares payable as described in footnote 2 below. Mr. Stavropoulos elected to receive his cash retainer in current shares. These deferred and current shares are reported in the “Stock Awards” column.

(2)	This column shows the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), of restricted stock unit awards, deferred shares (also referred to as “phantom shares”) paid in lieu of cash annual retainers, and current shares paid in lieu of the cash annual retainers, in each case in 2009. See Note 6 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (our “2009 Annual Report”) for an explanation of the assumptions we made in the valuation of these awards. The grant date fair value of each award is as follows: for Messrs. Ringler, Boykin, Fiore, Fu, Kepler, Lund and Stavropoulos: $61,803; and for Ms. Cooper, $77,567 for her initial equity grant and $48,477 for her mid-year equity grant.

The number of restricted stock units and deferred shares outstanding as of December 31, 2009, for each of the non-employee directors is as follows: Mr. Ringler, 42,505; Mr. Boykin, 38,391; Ms. Cooper, 3,848; Mr. Fu, 9,294; Mr. Kepler, 13,952; Mr. Lund, 21,195; and Mr. Stavropoulos, 18,731.

(3)	This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of each stock option granted in 2009. See Note 6 of the Notes to Consolidated Financial Statements contained in our 2009 Annual Report for an explanation of the assumptions we made in the valuation of these awards.

The number of shares underlying each option award outstanding as of December 31, 2009 for each of the non-employee directors is as follows: Mr. Ringler, 89,792; Mr. Boykin, 61,182; Ms. Cooper, 5,436; Mr. Fiore’s estate and Mr. Fu, 16,106; Mr. Kepler, 21,375; Mr. Lund, 49,182; and Mr. Stavropoulos, 65,182.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the following “Board Compensation and Human Resource Committee Report on Executive Compensation” and the “Board Audit Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material” under SEC rules. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and this proxy statement.

Dated:    February 25, 2010

The Compensation and Human Resource Committee:

James M. Ringler, Chair

William S. Stavropoulos, Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation program for Messrs. Koehler, Scheppmann, McDonald, Harrington, and Fair. We refer to these individuals as our “named executive officers.”

Executive Summary

We maintain a straightforward compensation program that is intended to deliver a competitive total compensation package to our named executive officers that is aligned with our stockholders’ interests. Our core program consists of base salary, annual incentives and long-term incentives. A significant portion of the core program is allocated to variable compensation elements that are tied to the Company’s key performance objectives. We do not provide any perquisites, fringe benefits or supplemental retirement benefits to our executives. In general, the total compensation awarded to our executives is geared to be at market median levels.

In 2009, we took the following actions with respect to our core compensation program:

•

as part of the company-wide expense management initiative as a result of the global economic downturn in 2009, we froze the base salary and annual incentive opportunity levels of our named executive officers;

•

in order to focus our executives on key strategic initiatives, we expanded the annual performance objectives to include not only revenue and operating income measures, but also key strategic measures centered on operational excellence, market share and expense management; and

•

in an effort to enhance our retention incentives and to provide a competitive compensation package, we increased executives’ long-term incentive opportunities in order to bring total direct compensation opportunities closer to market median levels.

We delivered strong financial and operational performance in 2009 and achieved our key strategic initiatives of managing expenses, growing market share and improving product quality and cash flow management. As a result, our annual incentive awards for executives paid out slightly above target level.

Pay for Performance (Variable Compensation)

Our executive compensation program is designed to motivate our executives to deliver long-term sustainable growth and shareholder value. By “sustainable growth,” we mean investing in long-term opportunities while meeting or exceeding short-term commitments.

As a result, a significant portion of our executive officers’ compensation is variable and contingent upon our financial performance and stock price performance over the long term. The variable compensation elements of our program include an annual incentive (cash-based compensation) and a long-term incentive (equity-based compensation). The annual incentive primarily rewards current performance and leading indicators of future performance, and the long-term incentive encourages our named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon and the retention of our executives.

In 2009, approximately 76% of the total direct compensation for our named executive officers, other than the Chief Executive Officer, was delivered through variable compensation. The total direct compensation mix for the Chief Executive Officer was roughly 87% variable, which reflects the complexity and expectations of his role. The following charts illustrate this point (annual and long-term incentives are reflected at target levels).

Pay Mix and Risk Assessment

In early 2010, the Compensation and Human Resource Committee of the Teradata Board of Directors (the “Committee”) reviewed management’s assessment of the relationship between our key business risks and our compensation programs to confirm that our incentive compensation is aligned to our goal of increasing shareholder value without encouraging unnecessary and excessive risks. We believe that our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of our executive incentive compensation program illustrate this point:

•	Our performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Our annual and long-term incentives provide a defined range of payout opportunities (ranging from 25% to 200% of target);

•	Total direct compensation levels are heavily weighted on long-term, equity-based incentive awards with vesting schedules that fully materialize in three years or more;

•	Equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term;

•	We have implemented meaningful executive stock ownership guidelines so that their personal wealth is significantly tied to the long-term success of our Company; and

•	The Committee retains discretion to adjust compensation based on the quality of Company and individual performance and adherence to the Company’s ethics and compliance programs, among other things.

Based on the above combination of program features, we believe that (i) our executives are encouraged to manage Teradata in a prudent manner, and (ii) our incentive programs are not designed in a manner that encourages our senior business leaders to take risks that are inconsistent with our best interests.

Competitive Compensation Practices

As part of its annual management performance evaluation, the Committee decides whether we need to make any changes to the base salary and annual and long-term incentive levels and overall program design for our named executive officers. In this regard, the Committee retains Semler Brossy Consulting Group, LLC (“SBCG”) to assist it in developing and assessing our executive compensation strategy and program. SBCG reports directly to the Committee and serves at the sole discretion of the Committee. Moreover, SBCG does not perform any other services to the Company other than in connection with its work for the Committee.

The Committee asks SBCG to provide information about the competitiveness of the compensation program for our named executive officers. In response, SBCG provides information about the market levels for the following components of our executives’ compensation:

•	Base salary;

•	Annual incentive compensation;

•	Total target cash compensation, which is base salary plus annual incentive compensation;

•	Long-term incentive awards; and

•	Total direct compensation, which is base salary, annual incentive compensation, and long-term incentive awards.

The market data is derived by SBCG from several sources, including the companies in our executive compensation peer group, as established by the Committee, and selected compensation surveys. Each of these sources is described below.

Executive Compensation Peer Group

At the Committee’s request, SBCG reviewed the selection criteria used to develop our 2008 compensation peer group. SBCG determined that the selection criteria could be refined to better reflect our industry and business model. Based on SBCG’s recommendations, in order to be included in the peer group for 2009, a company had to satisfy the following requirements: (i) be software focused, or storage focused with a software component, (ii) have revenues of between one-third to three-times our size, (iii) be publicly traded in the United States, (iv) be focused on selling business-to-business on a global basis across industries, and (v) have a revenue per employee of between 30% below or 30% above our revenue per employee. Using these criteria, we modified the 2008 peer group as follows:

•	The following four companies were removed from the peer group: Analog Devices, Earthlink, Harris and KLA-Tencor.

•

The following eight companies were added to the peer group: Adobe Systems Incorporated, Akamai Technologies, Citrix Systems, Inc., McAfee Inc., Novell, Inc., Parametric Technology Corporation, Synopsys, Inc., and Symantec Corporation.

•	SBCG recommended that EMC Corporation continue to be included in the peer group even though it is a larger company because it operates in an adjacent market and can be included on a regressed basis.

The 21 companies included in our executive compensation peer group for 2009 (listed in alphabetical order) were:

Compensation Peer Group Companies
Adobe Systems Incorporated	NetApp, Inc.
Akamai Technologies	Novell, Inc.
BMC Software, Inc.	Open Text Corporation
Brocade Communication Systems, Inc.	Parametric Technology Corporation
CA, Inc.	Synopsys, Inc.
Citrix Systems Inc.	Sybase, Inc.
EMC Corporation	Symantec Corporation
Fair Isaac Corporation	TIBCO Software Inc.
Informatica Corporation	VeriSign, Inc.
Lawson Software Inc.	VMware, Inc.
McAfee, Inc.

Compensation Surveys

SBCG also used survey information collected from the Towers Perrin 2009 U.S. High-Tech Executive Benchmark Survey and a subset of the Radford 2009 Executive Survey, consisting of nineteen of the companies in our executive compensation peer group (all except Fair Isaac and Parametric Technology). The subset of the Radford survey was selected because (i) it is focused on technology companies and technology-specific positions, and (ii) nearly all of the twenty-one companies in our peer group participated in the survey. The Towers Perrin survey was selected to complement the Radford survey so that, where possible, two sources of compensation information could be used as a reference point. The companies that participated in the high-tech Towers Perrin survey are listed in Appendix A of this proxy statement.

Coordination of the Various Sources of Market Data

SBCG tailors the market data for each named executive officer to ensure that (i) the scope and complexity of the respective positions of the executives correspond with the responsibilities of persons occupying similar positions at the companies in the market data, and (ii) the companies in the market data reasonably correspond to the market for executive talent that is relevant to each executive. In this regard, the competitive analysis prepared by SBCG included the use of the compensation peer group, compensation surveys, and internal peer compensation data as follows:

Named Executive Officer	Base	Annual Incentive	Total Target Cash (TTC)	Long-Term Incentives (LTI)	Total Direct Compensation
Michael Koehler	Proxy Peer Group	Proxy Peer Group	Proxy Peer Group	Proxy Peer Group	Proxy Peer Group
Stephen Scheppmann	Proxy Peer Group	Proxy Peer Group	Proxy Peer Group	Proxy Peer Group	Proxy Peer Group
Daniel Harrington	Internal Peer Group	Internal Peer Group	Internal Peer Group	Radford	Internal Peer Group/ Radford
Robert Fair	Proxy Peer Group/ Radford	Proxy Peer Group/Radford	Proxy Peer Group/ Radford	Radford	Proxy Peer Group/ Radford
Darryl McDonald	Towers/ Radford	Towers/Radford	Towers/ Radford	Radford	Towers/ Radford

Proxy Peer Group:	The 2009 Executive Compensation Peer Group
Radford:	Subset of the Radford 2009 Executive Survey, including 19 peer group companies
Towers:	Towers Perrin 2009 U.S. High-Tech Executive Benchmark Survey
Internal Peer Group:	Teradata Leadership Team Members, which was used because there was no market match for Mr. Harrington’s role

Use of Market Data

We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract key executive talent. To achieve this objective, the Committee generally strives to establish base salary, annual incentive and long-term incentive opportunities at the approximated median of the competitive market data described above. However, market data is regarded as a general reference point by the Committee. The Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance or other relevant circumstances. For example:

•	The Committee froze 2009 base salary and annual incentive levels as part of the Company’s overall expense management initiatives. The Committee reviewed the applicable market data to confirm that the frozen base salary and target annual incentive opportunity levels remained competitive; but the market data was not the impetus for the Company-wide freeze of those compensation elements.

•

In December 2009, the Committee established the long-term award levels and the type of equity awards for our named executive officers. The Committee continued to implement its plan of moving our named executive officers’ total direct compensation levels closer to the market median levels and increasing the percentage of total direct compensation that is allocated to long-term incentives. In this regard, the Committee referenced the market data to confirm that the proposed long-term incentive award levels would be consistent with this goal. For more information about the establishment of the long-term incentive award levels, and the use of market data when setting those levels, please refer to the subheading “Long-Term Incentives (Equity Awards)” below.

Role of CEO and the Board in the Compensation Process

In addition to considering the market data described above, when establishing the compensation program for our named executive officers, the Committee also considers input and recommendations from Mr. Koehler, as well as from the independent members of the Board of Directors. The following chart briefly summarizes Mr. Koehler’s and the board’s roles in the 2009 annual performance review process and related compensation actions for the named executive officers.

Action	CEO Involvement	Committee and Board Involvement
Annual Performance Evaluations	Mr. Koehler conducted an annual performance evaluation of each member of our Leadership Team, including the four other named executive officers. In conducting these evaluations, he reviewed the executives’ self-assessments and consulted with the Vice President, Human Resources. At the Committee’s February 2009 meeting, Mr. Koehler provided the Committee with a summary of his annual evaluation of the Company’s Leadership Team.	The Committee considered Mr. Koehler’s evaluations and conducted its annual performance assessment of the Leadership Team. The Committee met in executive sessions in November 2008 and February 2009 to conduct the CEO’s annual performance review and consulted with the independent members of the board regarding the CEO’s achievement of annual goals and objectives.

Base Salary and Annual Incentive Opportunities for Executives and Other Leadership Team Members (Other than CEO)	At the Committee’s February 2009 meeting, Mr. Koehler provided his recommendations not to adjust base salaries or the target annual bonus opportunity levels. Mr. Koehler’s recommendation was based on the Company’s expense management objectives.	After considering Mr. Koehler’s assessments and recommendations, as well as the market data from the executive compensation peer group and the market surveys, and after making its own independent assessment of performance, the Committee determined what changes, if any, should be made to the compensation levels and incentive opportunities for our named executive officers. In 2009, the Committee decided not to adjust base salaries or target annual bonus opportunity levels.

CEO Base Salary and Annual Incentive Opportunities		Following the CEO’s annual performance review, the Committee established the CEO’s 2009 base salary and target annual bonus opportunity. The Committee recommended Mr. Koehler’s base salary and annual bonus compensation levels (which did not change in 2009) to the independent members of the board for final approval.

Action	CEO Involvement	Committee and Board Involvement

Long-Term Incentive Opportunities	At the Committee’s October and December 2009 meetings, Mr. Koehler provided his recommendations to the Committee with respect to long-term incentive award opportunities and equity award vehicles for the Company’s executives, based on his ongoing assessment of their performance during the year and the other factors described above.	The Committee considered senior management performance and other factors, including relative roles and responsibilities and potential within the organization, in connection with its grant of annual equity awards to the Company’s Leadership Team, including the named executive officers. The Committee also consulted with, and obtained the approval of, the independent members of the board regarding the CEO’s 2009 long-term equity award.

Elements of Executive Compensation

Following is a brief summary of each element of our compensation program as it applies to each of the named executive officers.

Base Salary

We provide base salary to retain and, if necessary attract, key executive talent and to align our compensation with market practices. Base salaries are reviewed and established by the Committee on a competitive basis each year. In connection with our expense management initiatives we eliminated 2009 merit increases for all employees, including the executive officers and CEO.

Annual Incentive (Annual Bonus Awards)

All of our named executive officers participate in the Teradata Corporation Management Incentive Plan (the “MIP”) that provides for annual incentive compensation. The MIP is an important component of total cash compensation because it rewards our executives for achieving targeted, annual financial, operational and strategic results and emphasizes variable or “at risk” compensation.

The MIP provides annual incentive opportunities for each named executive officer based on an incentive formula tied to our earnings before income taxes (“EBIT”), which is roughly equal to our income before income taxes as reported on our income statement. EBIT was selected as the appropriate measure since the level of EBIT reflects the operating strength and efficiency of the Company. The incentive formula is 1.5% of EBIT for Mr. Koehler and 0.75% of EBIT for the other named executive officers. The EBIT incentive formula establishes the maximum amount payable each year under the MIP for each named executive officer; but the executives are not assured of earning this maximum amount, and it was not paid in prior years. Instead, the Committee has the authority to reduce the annual amount payable under the EBIT incentive formula based on its assessment of financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance. In 2009, the Committee established target award opportunities for the named executive officers and established performance metrics under an annual bonus program, described below, to determine the actual payout levels under the MIP.

2009 Annual Bonus Programs.

The Committee established target award opportunities for the named executive officers under the 2009 annual bonus program, which were expressed as a percentage of base salary. As described above in this CD&A, the Committee did not make any adjustments to the target award opportunities under the 2009 annual bonus plan for our named executive officers. They remained as follows:

Named Executive Officer	2009 Target Award Opportunity (% of Base Salary)
Michael Koehler	100%
Stephen Scheppmann	75%
Daniel Harrington	75%
Robert Fair	75%
Darryl McDonald	75%

The Committee also established specific annual performance goals for the named executive officers under the 2009 annual bonus program. Because it was not clear at the beginning of 2009 how the economic environment would affect the Company and our customers during the year, the Committee supported an annual bonus design based on financial and strategic measures. The financial goals continued as revenue and operating income with specific minimum, target and maximum performance levels. The strategic measures centered on (1) achieving expense management objectives, (2) improving operational excellence, and (3) increasing market share.

The following chart shows the relative weightings and business objectives for the financial and strategic measures.

Measure	Weighting	Business Objective
Revenue	25%	Focus executives on achieving revenue growth objectives
Operating Income	25%	Focus executives on delivering attractive contribution margins and shareholder value
Strategic	50%	Drive expense management, operational excellence and market share growth to position Teradata well for future success

The payout opportunity related to each measure ranged from 25% to 200% of the annual incentive opportunity apportioned to each measure; although no payout could be earned for either financial measure if the threshold level of operating income was not achieved. This payout formula was a sliding scale, based on straight line interpolation, that was designed to motivate and reward superior performance, as the payout percentage directly corresponded to the extent to which target performance was achieved. Actual payout could also be adjusted up or down based on the Committee’s assessment of individual performance.

The following chart sets forth the 2009 performance goals and the related levels of performance for the revenue and operating income financial measures.

2009 Financial Performance Measure (in millions)	25% (Threshold)	50%	100% (Target)	200% (Maximum)
Revenue	$1,603	$1,643	$1,724	$1,901
Operating Income	$238	$256	$293	$361

Unlike the objective financial performance measures, the Committee did not use pre-established targets, weightings or formulas to determine payout levels with respect to the strategic goals. Instead, payout levels for the strategic goals were based on a subjective assessment of overall performance relative to a mix of strategic measures based on key performance criteria, including (i) expense reductions to below 2008 levels, (ii) driving operational excellence through productivity improvements, prudent cash flow management and continued product delivery and quality metrics, and (iii) improving market share through new account wins, territory expansions, beating competition, and leveraging new products.

2009 Bonus Payouts.

The following table reflects the actual achievement level for each performance goal under the 2009 annual bonus program, along with the payout percentage for each goal and the total payout percentage under the annual bonus program.

2009 Performance Measure	Actual Result (in millions)		Percentage of Target Achieved	Payout Percentage
Revenue (25%)	$1,662.3	*	61.9%	15.48%
Operating Income (25%)	$337.8		165.9%	41.49%
Strategic Measures (50%)	See below		106.0%	53.00%
*	Reported 2009 revenue of $1,709 million was adjusted for currency as described below.

The Committee’s determination of the performance against the financial goals was made based on the Company’s 2009 reported financial results. In making this determination, the Committee authorized minor adjustments to the revenue results to exclude the positive impact of foreign currency exchange rates on revenue from pre-established 2009 plan rate levels. As a result, base revenue by country/currency, as reported in our 2009 financial statements, was lowered to exclude the benefit that currency exchange rates had on our reported revenue results so that the achievement level for the revenue measure was based on operational performance only and not currency translation impacts versus the target levels described above. No adjustments were made to the operating income results in determining the level of performance achievement.

During the year, the Committee conducted periodic performance reviews with input from management regarding the status of the Company’s performance against the strategic measures. In February 2010, the Committee considered a number of performance factors, including those described below, to assess the attainment of the strategic measures for 2009. In particular, during the year, the Company successfully:

•	Reduced selling, general and administrative expense to below 2008 levels;

•	Met superior data warehousing availability and quality objectives;

•	Achieved overall desired system availability and productivity improvements;

•	Generated a high level of free cash flow;

•	Met its sales territory expansion goals;

•	Achieved strong win rates against competition; and

•	Leveraged new Teradata products.

Based on its review of these factors, among other things, the Committee made a subjective determination of the payout level with respect to the strategic measures, without using specific targets, weightings or formulas in reaching its conclusion. The Committee then reviewed its assessment of the appropriate payout level with the independent members of the full Board of Directors and concluded that a payout slightly above the target level (106% of target) in respect of these measures was appropriate.

Based on the performance results for 2009, the Committee authorized the following annual bonus payouts under the MIP for each named executive officer:

Named Executive Officer	A Target Opportunity (% of base salary)	B Actual Payout (% of Target)	C 2009 Target Award ($)	D Total Award (B x C = D) ($)
Michael Koehler	100%	109.97%	700,000	$769,790
Stephen Scheppmann	75%	109.97%	309,000	$339,807
Daniel Harrington	75%	109.97%	270,000	$296,919
Robert Fair	75%	109.97%	270,000	$296,919
Darryl McDonald	75%	109.97%	247,500	$272,176

For more information on the 2009 annual bonus program for our named executive officers, please refer to the “Grants of Plan-Based Awards” section on page 38 of this proxy statement.

Long-Term Incentives (Equity Awards)

Our named executive officers have an opportunity to participate in a long-term, performance-based equity program. This program is designed to reinforce retention goals, reward Company and individual performance, and drive sustainable, long-term growth for our Company and stockholders.

Equity Grant Approval Policy.

Pursuant to our equity grant approval policy, annual equity awards are granted at the regular meeting of the Committee that occurs within the period that begins on the later of two days after we announce our third quarter results, or the date we file our third quarter report on Form 10-Q, and ends on December 15. This will typically be the meeting that falls in the week following the Thanksgiving holiday each year. The grant date of the annual equity awards is the date the independent members of the board approve the CEO’s annual equity award, which is generally the date immediately following the annual awards meeting of the Committee. The Committee does not grant equity awards in anticipation of the release of material, nonpublic information. Similarly, we do not time the release of material, nonpublic information based on equity grant dates.

2009 Long-Term Incentive Opportunity.

Since the spin off and our establishment as an independent public company, the Committee has continued to review the long-term compensation program for our executive officers to ensure that it is competitive from an award level and design perspective. As a result, the Committee has been utilizing a multi-year approach to increase our executives’ total direct compensation levels to be closer to our executive compensation peer group’s median levels by increasing the percentage of total direct compensation that is allocated to long-term incentives.

When establishing the 2009 long-term incentive opportunity levels of our named executive officers, the Committee balanced the goal of driving to more competitive levels with the need to appropriately manage the dilutive impact and financial accounting cost of the program. Moreover, the Committee considered its assessment of each named executive officer’s general performance during the year, as well as his relative roles and responsibilities and potential within the Company, prior to finalizing long-term incentive award values.

The following chart provides the target long-term incentive award levels and total direct compensation percentiles of market median for each of our named executive officers, inclusive of the 2009 equity grant.

Named Executive Officer	2009 Long-Term Incentive Award Value	Total Direct Compensation Percentile of Market Median
Michael Koehler	$4,000,000	95%
Stephen Scheppmann	$850,000	78%
Daniel Harrington	$900,000	n/a*
Robert Fair	$900,000	85%
Darryl McDonald	$940,000	99%

 * Because an internal peer group was used for Mr. Harrington, market median data was not compiled.

2009 Equity Awards.

In December 2009, the Committee granted stock options and performance-based restricted stock units to our executive officers in connection with the annual equity grant cycle described above. The Committee decided to include performance-based restricted stock units in addition to option awards in this year’s equity program for a number of reasons. First, a combination of stock options and performance-based restricted stock units was intended to help us better manage stock dilution, as stock options are generally more dilutive than performance-based restricted stock units. In addition, performance-based restricted stock units reinforce a performance-based culture by rewarding executives directly for the achievement of stated financial goals.

The number of shares subject to each executive’s stock option award was determined by dividing one half of the long-term incentive award value set forth in the table above by the average of the closing per-share price of our common stock for the twenty trading days immediately preceding the effective date of the equity award, and the result was divided by the current year’s Black-Scholes valuation factor. Similarly, the number of shares subject to each executive’s performance-based restricted stock unit award was determined by dividing one half of the applicable dollar value of the long-term incentive award value set forth in the table above by the average of the closing per-share price of our common stock for the twenty trading days immediately preceding the effective date of the equity award.

Stock Options.    All stock options are granted with an exercise price equal to the fair market value of the shares on the date of grant. Because the value of stock options increases when our stock price increases and are designed to reward sound business decisions that lead to improved long-term performance, stock options align the interests of executive officers with those of stockholders. In addition, because they vest over a four-year period, stock options are intended to help retain our executives and maintain a focus on future and continued success.

Performance-Based Restricted Stock Units.    The performance-based restricted stock units provide our named executive officers with the opportunity to receive a credit of restricted stock units based on the extent to which the Company achieves certain levels of earnings-per-share during the 2010 calendar year. The Committee selected a one-year performance period because (i) it enabled the Committee to establish performance objectives that would be highly motivating and meaningful for our executives, (ii) it was consistent with competitive practices, especially among our executive compensation peer group, and (iii) it provides us the ability to pay a portion of the award shortly after the end of the one-year period, which helps to enhance our retention incentives for our top executives.

The earnings-per-share goal for the performance-based restricted stock units, together with the financial and strategic measures under the annual bonus program, is intended to reflect a balanced mix of quantitative and qualitative performance measures and to focus our named executive officers on building sustained long-term shareholder value. The payout opportunity ranges from 25% to 200% of the units subject to the award; although no payout could be earned if performance was below the threshold level. Although the performance metrics for this award will not be established by the Committee until March 2010, it is expected that the key business, market and competitive risks will be assessed in determining such metrics and that the target performance level will be set within the earnings-per-share guidance provided by the Company to investors during the first quarter of 2010.

Once financial results for the 2010 performance period have been finalized, the Committee will certify the number of units, if any, to be credited to the executive’s account based on actual earnings-per-share results compared to target. One third of the earned units, if any, would vest on the date the Committee certifies performance results, another third on the first anniversary of the certification date, and the remaining third on the second anniversary of the certification date, provided that the executive remains employed with the Company through the applicable vesting dates. This vesting and payout schedule helps to focus our executives on generating earnings-per-share results that translate into sustained long-term shareholder value.

For more information on the 2009 long-term incentive award grants for our named executive officers, please refer to the “Grants of Plan-Based Awards” section on page 38 of this proxy statement.

2007 – 2009 Performance-Based Restricted Stock Units.

On March 1, 2007, NCR granted equity performance-based restricted stock unit awards to Messrs. Koehler, McDonald, Harrington and Fair. (Mr. Scheppmann did not receive this award because he was not an employee of NCR at such time.) Payment of these performance-based restricted stock units was based on the extent to which NCR achieved a specified level of “Cumulative Net Operating Profit” or “CNOP” (as defined below) during a three-year performance period starting January 1, 2007 and ending December 31, 2009. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. However, if the performance threshold was not met, no payout would be achieved, and no shares would vest if 10% return on capital (as defined below) was not achieved.

In connection with the spin off, these performance-based restricted stock units were substituted for performance-based restricted stock units covering Teradata shares. The number of shares underlying the award, and the CNOP performance measures, were adjusted to preserve the intrinsic value of the award at the time of the spin. Shortly thereafter, in November 2007, the Committee approved the application of adjustments to the 2007 and 2008 actual results when determining performance under the award to account for certain items relating to the spin off, including (i) extraordinary spin-related expenses and public company costs and initiatives, and (ii) one-time changes to Teradata’s revenue and profit targets in light of the carve-out of the Teradata data warehousing business from NCR’s financial statements.

In addition, the Committee approved an adjustment to the award in 2009 to address another issue that was created in connection with the conversion of the award at the time of the spin off. Specifically, in anticipation of the spin, the NCR Compensation and Human Resource Committee lowered the target level of performance under the award by $44.4 million to adjust for Teradata’s over-performance for the first three fiscal quarters prior to the spin off, but did not adjust the trigger or maximum levels. As a result, in April 2009, the Committee adjusted the performance goals to increase the target level by $44.4 million (so that it would be at the original level before the NCR adjustment), and approved the application of the already-earned $44.4 million adjustment to the Company’s final financial results in calculating the achievement of the CNOP performance goals following completion of the performance period. After this adjustment, the payout levels of performance for the CNOP goal were (i) trigger—$800.7 million, (ii) target—$864.1 million, and (iii) maximum—$927.5 million. These adjustments caused the award to cease to qualify for the performance-based compensation exception to Section 162(m) (relating to the $1 million deduction cap on executive pay). Nonetheless, management estimated that any loss of the tax deduction will be immaterial. For more information on our policy related to Section 162(m), please refer to the “Tax Deductibility Policy” section on page 35 of this proxy statement.

In February 2010, the Committee certified a payout level under the 2007-2009 performance-based restricted stock unit awards of 127.4% of target, based on the following calculation of CNOP, as reconciled to our reported operating income during the performance period:

CNOP Calculation for Performance Period from January 1, 2007 to December 31, 2009
(in millions)
Cumulative Operating Income	$766.9
+ Pension Expense	$17.0
+ Approved Adjustments	$88.0
NPOI	$871.9
– Controllable Capital times 10% (approx. weighted average cost of capital)	($17.4)
CNOP	$854.5
+ $44.4 million over-performance adjustment	$44.4
Adjusted CNOP	$898.9
Percentage of Target Achieved	127.4%

Under these awards, CNOP is defined as cumulative net operating profit which is determined by multiplying controllable capital (as defined below) by 10% (which approximates the weighted average cost of capital), and subtracting this amount from the sum of non-pension operating income (“NPOI”) as reported for each quarterly reporting period during the performance period. By controllable capital, we mean: (i) working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), (ii) plus the sum of property, plant and equipment, other current assets excluding taxes, and capitalized software, (iii) minus the sum of payroll and employee benefits and other current liabilities excluding taxes and severance. Return on capital is equal to NPOI divided by controllable capital. Please refer to the “Option Exercises and Stock Vested” section of this proxy statement at page 42 for more information on the payout of these equity awards.

Other Benefits

Perquisites and Retirement Benefits.

We do not provide perquisites to our executives nor do we maintain a pension plan or any other type of defined benefit retirement plan. However, all U.S. employees, including our named executive officers, are entitled to defer compensation and receive matching contributions under our 401(k) savings plan.

Change in Control Severance Plan.

In preparation for the spin off, the board of directors of NCR Corporation adopted a change in control severance plan for Teradata similar to the plan offered by NCR, which was ratified by our board in September 2007. All of our named executive officers have been participants under this plan since that time.

We believe that the change in control severance plan helps us to retain our named executive officers by reducing the personal uncertainty that arises from the possibility of a future business combination and to promote objectivity and neutrality in the consideration or pursuit of change in control transactions that are in the best interests of Teradata and our stockholders. We have selected objective criteria to determine whether a change in control has occurred for purposes of the plan, in order to reduce the likelihood of a dispute in the event of a change in control and to help ensure that the agreements are triggered only under circumstances where a true transfer of control or ownership has occurred.

In addition, the Teradata change in control severance plan provides for the “double trigger” vesting of equity compensation awards that are assumed in the transaction, which means that both a change in control and a termination of employment must occur in order for a named executive officer’s equity compensation awards to accelerate in connection with a change in control. This design was used because it will serve our retention goals upon a change in control better than so-called “single trigger” vesting, which would require only a change in control for awards to accelerate.

The plan provides for separation payments and benefits to our executives based on the plan level, or “tier,” to which the executive is assigned by the Committee. Based on information provided by SBCG, change in control arrangements are used by a vast majority of the companies in our compensation peer group, and the terms of our change in control severance plan are intended to be consistent with prevailing market practices. In this regard, the terms and benefit levels were established by the Committee at the time of the spin off from NCR after a review of benefit levels provided to senior executives in our peer group. In July 2009, the Committee reviewed these benefit levels versus our executive compensation peer group and concluded that the benefit levels continue to be in line with the market practice of our peer group.

More information on the change in control severance plan, including the estimated payments and benefits payable to the named executive officers assuming a triggering event under this plan, is provided under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Other Severance Arrangement.

The offer letter provided to Mr. Koehler in connection with the spin off contains a severance arrangement that became effective upon the spin off. The severance arrangement provides that, in the event the Company terminates Mr. Koehler’s employment other than for “cause” or if he were to resign for “good reason” (as such terms are defined in the Company’s change in control severance plan), he would receive:

•	A payment equal to 150% of the sum of his annual base salary and target annual incentive opportunity;

•	A payment equal to a pro-rata portion of his annual incentive opportunity for the year in which the termination occurs; and

•	Medical benefits for a period of eighteen months for himself and his dependents equal to the level he received during his employment.

This agreement was negotiated between NCR and Mr. Koehler in connection with the spin off. It was considered to be competitive and reflect the fact that Mr. Koehler has more limited opportunities for comparable employment if he were terminated due to circumstances beyond his reasonable control. Further information concerning Mr. Koehler’s offer letter is found in the “Employment Agreements and Material Employment Terms” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

Equity Ownership Guidelines

Following the spin off, the Committee adopted revised stock ownership guidelines for our executive officers, including the named executive officers, which operate to align the interests of our management and stockholders by encouraging executives to accumulate a meaningful stake in our common stock. The guidelines encourage the named executive officers to accumulate ownership of common stock equal to three times base salary (five times base salary in the case of our CEO) over a period of five years, with the expectation that such level of ownership will be maintained while they are in their positions. For these purposes, ownership includes shares owned outright by the executive, interests in service-based restricted stock/units, stock acquired through our employee stock purchase plan, and investments in Teradata stock through our 401(k) savings plan. Stock options and performance-based restricted stock/units are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executive officers maintain an equity interest in the Company at a level sufficient to assure our stockholders of their commitment to value creation while satisfying the executives’ needs for portfolio diversification. Following is a summary of the ownership guideline for each named executive officer (based on base salary levels and stock price as of February 19, 2010), along with actual ownership levels under the guidelines.

Named Executive Officer	Ownership Guidelines by 12/31/2012	Actual Ownership as of 2/19/2010
Michael Koehler	117,292 shares	134,069 shares
Stephen Scheppmann	41,421 shares	10,722 shares
Daniel Harrington	36,193 shares	26,317 shares
Robert Fair	36,193 shares	42,972 shares
Darryl McDonald	33,177 shares	44,187 shares

All of the executive officers have either met the ownership levels under the guidelines or are generally on track to reach their respective levels at the end of the five-year period set forth in the guidelines.

Tax Deductibility Policy

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” We believe that all of the incentive compensation paid to our named executive officers for services performed in 2009 qualifies as performance-based compensation for purposes of Section 162(m) and, therefore, is fully deductible for federal income tax purposes.

Although we generally try to ensure the deductibility of the incentive compensation paid to our named executive officers, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests. For example, as previously disclosed in this section, the 2007-2009 performance-based restricted stock unit awards will not qualify as performance-based compensation for purposes of Section 162(m). As a result, the amounts payable under those awards in 2010 to our named executive officers may not be deductible for federal income tax purposes to the extent that the payouts, when added to other non-exempt compensation such as 2010 base salary, exceed $1 million. Based on current compensation levels, we anticipate that this deduction limit will only apply to the 2007-2009 performance awards granted to the Chief Executive Officer.

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation paid to, or earned by, each of our named executive officers for the fiscal year ended December 31, 2009, and the prior two fiscal years to the extent required under applicable rules. Teradata was operated as a division of NCR until September 30, 2007, the effective date of our spin off from NCR. Accordingly, for 2007, the Summary Compensation Table reflects compensation paid to the named executive officers by both Teradata and NCR. The narrative following the table describes total compensation levels and current employment agreements and material employment terms for each of our named executive officers, as applicable. The 2009 Target Compensation supplemental table following this table also provides additional information regarding the 2009 total direct compensation levels for our named executive officers as approved by the Committee.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael Koehler	2009	700,000	—	—	2,040,343	769,790	14,986	3,525,119
President and Chief Executive Officer	2008	700,000	315,000	—	3,606,672	—	14,236	4,635,908
	2007	538,288	—	2,909,757	2,617,040	451,502	39,046	6,555,633

Stephen Scheppmann	2009	412,000	—	—	433,574	339,807	13,696	1,199,077
EVP and CFO (1)	2008	412,000	139,050	—	772,858	—	13,017	1,336,925
	2007	143,353	107,153	600,003	799,992	—	1,434	1,651,935

Daniel Harrington	2009	360,000	—	—	459,075	296,919	18,652	1,134,646
EVP, Technology and Support Services	2008	360,000	121,500	—	721,332	—	13,142	1,215,974
	2007	295,816	—	654,595	347,865	280,521	6,982	1,585,779

Robert Fair	2009	360,000	—	—	459,075	296,919	13,497	1,129,491
EVP, Global Field Operations	2008	360,000	121,500	—	721,332	—	12,830	1,215,662
	2007	295,822	—	440,784	347,865	242,988	5,341	1,332,800

Darryl McDonald	2009	330,000	—	—	479,478	272,176	13,892	1,095,546
Chief Marketing Officer

(1)	Mr. Scheppmann was hired as our Executive Vice President and Chief Financial Officer in September 2007.

(2)	This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to the named executive officers in 2009. See Note 6 of the Notes to Consolidated Financial Statements contained in our 2009 Annual Report for an explanation of the assumptions made in valuing these awards. For information about these awards, see the Grants of Plan-Based Awards section beginning on page 38 of this proxy statement.

(3)	This column reflects the 2009 cash bonus paid to our named executive officers under the Teradata Corporation Management Incentive Plan (“MIP”). For more information concerning the annual incentive, see the Annual Incentives (Annual Bonus Awards) discussion in the CD&A section beginning on page 27 of this proxy statement.

(4)	The amounts reported in this column for 2009 include the following:

•

The dollar value of premiums paid to maintain life insurance for the benefit of each of Messrs. Koehler, Scheppmann, Harrington, Fair, and McDonald was $2,736, $1,879, $1,642, $1,642, and $1,642, respectively, under our life insurance program that is generally available to all U.S. employees.

•

The dollar value of matching contributions to our 401(k) savings plan, which are generally available to all plan participants, which were made in 2009 on behalf of each of Messrs. Koehler, Scheppmann, Harrington, Fair, and McDonald was $12,250, $11,817, $12,250, $11,855, and $12,250, respectively.

•

For Mr. Harrington only, $3,178 in reimbursements for tax return preparer fees, consisting of $2,012 in fees and a $1,166 gross-up. While employed by NCR, Mr. Harrington assumed an international assignment role in the United Kingdom from 1999 through 2005. In consideration of this assignment,

NCR offered its standard tax equalization program to Mr. Harrington. This ongoing obligation was transferred to Teradata in connection with the spin off from NCR. During 2009, Mr. Harrington engaged an accountant to assist with the review of his tax returns relating to the time he was on assignment at NCR. This accountant discovered an error that resulted in a substantial tax refund to Teradata. As a result, the Committee agreed to reimburse Mr. Harrington for certain of his tax preparer’s fees, plus a tax gross-up, as reported above;

•

For Mr. Harrington only, the dollar value of tax reimbursement for California disability taxes, in the amount of $1,582. The State of California requires employers to withhold taxes from its employees for the state disability fund. Teradata has a disability plan that covers all employees; therefore Teradata reimburses all employees in the State of California for these disability taxes.

•

While employed as an executive officer of NCR, Mr. Koehler was eligible to participate in NCR’s executive medical and financial counseling programs. These programs were discontinued at the time of the spin off.

2009 Target Compensation

The information provided in the Summary Compensation Table does not reflect the manner in which the Committee viewed or determined the long-term equity or total compensation values for our named executive officers. Specifically, the Summary Compensation Table does not include the value of the performance-based restricted stock unit awards (“PBRSUs”) granted by the Committee in December 2009 because, under applicable SEC rules, their grant date fair value was not determinable until 2010. As a result, there is a significant disparity between the value of the long-term equity awards approved by the Committee in 2009 and the amount of the equity awards reported in the Summary Compensation Table. The following table shows the 2009 total direct compensation levels for our named executive officers approved by the Committee and as described in the CD&A section of this proxy statement.

Name	Salary ($)	Target Value Annual Incentive ($)	Target Value of PBRSU Awards ($)	Target Value of Option Awards ($)	Total Direct Compensation ($)
Michael Koehler	700,000	700,000	2,000,000	2,000,000	5,400,000
Stephen Scheppmann	412,000	309,000	425,000	425,000	1,571,000
Daniel Harrington	360,000	270,000	450,000	450,000	1,530,000
Robert Fair	360,000	270,000	450,000	450,000	1,530,000
Darryl McDonald	330,000	247,500	470,000	470,000	1,517,500

Employment Agreements and Material Employment Terms

In connection with the spin off from NCR, in August 2007, each of the named executive officers received an offer letter to join Teradata. Each letter agreement sets forth, among other things, the following terms relating to the officer’s employment as of the spin off: (i) annual base salary and annual incentive award opportunity; (ii) the terms of the equity grant awarded to the named executive officer in connection with the spin off; (iii) a statement of eligibility for participation in the Company’s change in control severance plan; and (iv) a statement of the vacation and health and welfare benefits available to each officer. In addition, by accepting the terms of the letter, each named executive officer agreed to the following covenants during and for twelve months following his termination of employment, unless such covenants are waived by the board: (x) not to render services directly or indirectly to a competing organization; (y) not to directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his employment with or otherwise cease his relationship with Teradata; and (z) not to solicit the business of any firm or company, including customers, with which the officer worked during the last two years of employment. Because the offer letters for Messrs. Koehler and Scheppmann contain additional provisions, they are described in more detail below.

Under the terms of the offer letter with Mr. Koehler, he serves as President and Chief Executive Officer of Teradata. The offer letter also provides that he will receive, as of the spin off, an annual base salary of $700,000 and an annual bonus target of 100% of his annual base salary, with the ability to earn up to 200% of annual base salary depending on performance. Mr. Koehler’s offer letter also states that he would receive an equity grant in 2007 with a grant date value of $4.5 million, approximately $1.5 million of which consisted of a sign-on award. In addition, the letter establishes the terms of his severance benefits upon a qualifying termination prior to a change in control and specifies that he is eligible to participate as a Tier I participant in the Company’s change in control severance plan. Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits that Mr. Koehler is entitled to receive under his offer letter in connection with his termination of employment.

Under the terms of Mr. Scheppmann’s offer letter, he serves as our Executive Vice President and Chief Financial Officer with an annual base salary of $412,000 as of the spin off. The offer letter states that for 2007 he would receive (i) a pro-rated annual bonus guaranteed at an amount equal to at least 75% of his annual base salary, with the ability to earn up to 150% of annual base salary depending on performance, (ii) a hiring grant of Teradata equity with a grant date value of $800,000, and (iii) an initial post-spin grant of Teradata equity with a grant date value of $600,000. In addition, the letter specifies that Mr. Scheppmann will be eligible to participate as a Tier II participant in our change in control severance plan.

Grants of Plan-Based Awards

The following table summarizes information for each named executive officer regarding (i) estimated payouts that could have been earned under the 2009 annual bonus program under the MIP, and (ii) stock options granted in 2009.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Option Awards: Number of Shares Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	(#)	($/sh)	($)
Michael Koehler
MIP			175,000	700,000	1,400,000
Options	12/1/2009	12/1/2009				186,503	30.68	2,040,343
Stephen Scheppmann
MIP			77,250	309,000	618,000
Options	12/1/2009	11/30/2009				39,632	30.68	433,574
Daniel Harrington
MIP			67,500	270,000	540,000
Options	12/1/2009	11/30/2009				41,963	30.68	459,075
Robert Fair
MIP			67,500	270,000	540,000
Options	12/1/2009	11/30/2009				41,963	30.68	459,075
Darryl McDonald
MIP			61,875	247,500	495,000
Options	12/1/2009	11/30/2009				43,828	30.68	479,478

(1)	The Committee approves the annual equity awards for our named executive officers other than Mr. Koehler. In consultation with the Committee, the independent members of the board approve Mr. Koehler’s annual equity award. The grant date of the annual equity awards is the date the independent members of the board approve Mr. Koehler’s annual equity award, which is the day immediately following the annual awards meeting of the Committee.

(2)	The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts under the 2009 annual bonus program under the MIP when the performance goals were established by the Committee. The actual amounts of the annual incentive awards earned under the MIP for 2009 are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)	Reflects the number of common shares that may be issued to the named executive officers on exercise of stock options granted in 2009. These options vest in four equal installments on the first four anniversaries of the date of grant for so long as the executive remains employed with us. Vesting accelerates upon the executive’s death or disability. Upon a change in control, the vesting of the option depends on whether it is assumed by the surviving entity. If the option is not assumed by the surviving entity, then vesting accelerates upon the change in control. If the option is assumed, then vesting accelerates if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within twenty-four months after the change in control.

(4)	Reflects the exercise price for each stock option reported in the table, which equals the fair market value of the underlying shares on the date of grant.

(5)	Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each stock option listed in the table. See footnote 2 of the Summary Compensation Table on page 36 of this proxy statement for the assumptions used to calculate the grant date fair value.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each named executive officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2009, and (ii) each award of restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2009. The information for awards granted by NCR prior to the spin off (i.e., prior to October 1, 2007) reflects the equitable adjustments to the number and type of shares and the exercise price that occurred in connection with that transaction.

	Option Awards					Stock Awards
	Grant Date	Securities Underlying Unexercised Options (1) (#)	Securities Underlying Unexercised Options (2) (#)	Option Exercise Price (3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7) ($)
Name		Exercisable	Unexercisable
Michael Koehler	12/1/2009		186,503	30.68	11/30/2019
	12/2/2008	169,903	509,709	13.77	12/1/2018
	10/1/2007	114,193	114,193	27.98	9/30/2017			80,415	2,527,443
	3/1/2007	18,387	18,389	24.87	2/28/2017
	2/13/2006	29,041	9,681	20.84	2/12/2016
	3/1/2005	29,031		21.01	2/28/2015
Stephen Scheppmann	12/1/2009 12/2/2008	36,407	39,632 109,224	30.68 13.77	11/30/2019 12/1/2018
	10/1/2007	40,601	40,602	27.98	9/30/2017	10,722	336,992	10,722	336,992
Daniel Harrington	12/1/2009		41,963	30.68	11/30/2019
	12/2/2008	33,980	101,942	13.77	12/1/2018
	10/1/2007	12,688	12,688	27.98	9/30/2017			8,935	280,827
	3/1/2007	4,904	4,902	24.87	2/28/2017
	1/1/2007					9,276	291,545
	11/1/2006	18,552		22.31	10/31/2016
	2/13/2006	9,218	3,074	20.84	2/12/2016
	3/1/2005	11,498		21.01	2/28/2015
	1/3/2000					7,777	244,431
Robert Fair	12/1/2009		41,963	30.68	11/30/2019
	12/2/2008	33,980	101,942	13.77	12/1/2018
	10/1/2007	12,688	12,688	27.98	9/30/2017			8,935	280,827
	3/1/2007	4,902	4,904	24.87	2/28/2017
	11/1/2006	18,552		22.31	10/31/2016
	2/13/2006	9,218	3,074	20.84	2/12/2016
	3/1/2005	11,498		21.01	2/28/2015
	3/1/2004	22,263		12.21	2/28/2014
	8/4/2003	11,131		7.37	8/3/2013
	2/3/2003	11,131		5.22	2/2/2013
	7/29/2002	13,914		6.86	7/28/2012
	1/24/2002	13,914		11.11	1/23/2012
	1/26/2001	14,684		11.99	1/25/2011
Darryl McDonald	12/1/2009		43,828	30.68	11/30/2019
	12/2/2008	33,980	101,942	13.77	12/1/2018
	10/1/2007	11,419	11,420	27.98	9/30/2017			8,041	252,729
	3/1/2007	4,902	4,904	24.87	2/28/2017
	11/1/2006	18,552		22.31	10/31/2016
	2/13/2006	9,218	3,074	20.84	2/12/2016
	3/1/2005	11,498		21.01	2/28/2015
	3/23/2004	5,435		11.09	3/22/2014
	3/1/2004	16,827		12.21	2/28/2014
	8/4/2003	13,914		7.37	8/3/2013
	4/11/2003	18,552		5.41	4/10/2013
	2/3/2003	9,276		5.22	2/2/2013
	7/29/2002	9,276		6.86	7/28/2012
	1/24/2002	13,914		11.11	1/23/2012
	1/26/2001	29,684		11.99	1/25/2011
	4/10/2000	37,105		11.26	4/9/2010

(1)	This column shows the number of common shares underlying outstanding stock options that have vested as of December 31, 2009.

(2)	This column shows the number of common shares underlying outstanding stock options that have not vested as of December 31, 2009. The remaining vesting dates and vesting schedule for each award are as follows:

Grant Date	Remaining Vesting Dates	Vesting Schedule
2/13/2006	2/13/2010	25% vests each year for four years after the date of grant
3/1/2007	3/1/2010, 3/1/2011	25% vests each year for four years after the date of grant
10/1/2007	10/1/2010, 10/1/2011	25% vests each year for four years after the date of grant
12/2/2008	12/2/2010, 12/2/2011, 12/2/2012	25% vests each year for four years after the date of grant
12/01/2009	12/1/2010, 12/1/2011, 12/1/2012, 12/1/2013	25% vests each year for four years after the date of grant

(3)	This column shows the exercise price for each stock option reported in the table, which equaled the fair market value per share on the date of grant.

(4)	This column shows the aggregate number of restricted shares and restricted stock units outstanding as of December 31, 2009. The remaining vesting dates and vesting percentage for each award are as follows:

Grant Date	Remaining Vesting Dates	Vesting Schedule
1/3/2000	4/30/2018	100% vests on 55th birthday
1/1/2007	1/1/2010	100% vests three years from date of grant
10/1/2007	10/1/2010	100% vests three years from date of grant

(5)	This column shows the aggregate dollar value of the restricted stock and stock unit awards using the closing stock price on December 31, 2009 of $31.43 per share.

(6)	This column shows the aggregate number of shares payable under the performance-based restricted stock unit awards as of December 31, 2009, assuming target performance for all awards. The performance period for these awards commenced on October 1, 2007 and ends December 31, 2010. The payouts of the awards for the performance period from January 1, 2007 to December 31, 2009 are reflected in the Option Exercises and Stock Vested table.

(7)	This column shows the aggregate dollar value of the performance-based restricted stock unit awards using the closing stock price on December 31, 2009 of $31.43 per share.

Option Exercises and Stock Vested

The following table sets forth information for each named executive officer with respect to (i) the exercise of stock options in 2009, (ii) the vesting of time-based restricted stock awards during 2009, and (iii) the vesting of performance-based restricted stock units during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (3) ($)
Michael Koehler	29,067	485,895	20,417	563,683
Stephen Scheppmann	—	—	—	—
Daniel Harrington	11,135	224,609	11,975	335,329
Robert Fair	15,000	216,617	11,974	335,300
Darryl McDonald	59,368	490,262	10,119	282,600

(1)	Mr. Koehler exercised two stock option grants in 2009, one option covering 18,552 shares and one option covering 10,515 shares (for a total of 29,067 shares). He exercised the stock options through a broker-assisted exercise program, under which 18,814 option shares were sold to cover the total exercise price and related taxes. Mr. Koehler elected to retain the remaining 10,253 option shares in connection with these option exercises.

(2)	The value realized equals the number of shares underlying the stock options multiplied by the excess of (i) the closing market price of our common stock on the date of exercise, over (ii) the exercise price per share of the option.

(3)	The value realized on vesting equals the number of shares acquired multiplied by the closing market price of our common stock on the acquisition date. The value includes amounts attributable to the payout of the performance-based restricted stock units for the performance period commencing January 1, 2007 and ending December 31, 2009. These awards technically “vest” only if the executive remained employed with Teradata and our affiliates through the date that the performance results are certified (i.e., February 12, 2010). Although the awards technically vested in 2010, we have disclosed them in this table for 2009 because they relate to a performance period that ended in 2009, and the named executive officers earned the awards because they remained employed through the certification date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Background

Teradata has entered into agreements and maintains plans and arrangements that require it to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2009, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that had previously vested in accordance with their terms or vested benefits otherwise payable under our 401(k) savings plan. As a result, the estimates do not provide information on the payout of the annual incentive awards under the MIP as these awards were earned under such plan as of December 31, 2009, subject to Committee approval, regardless of whether the executive terminated employment or a change in control occurred on that date. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for a complete summary of each named executive officer’s vested equity awards and the Summary Compensation Table for the annual incentives earned by our named executive officers in 2009.

Treatment of Equity Awards

Our equity awards may have different vesting treatments based on a change in employment status or a change in control. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision for at least a twelve-month period, as well as a confidentiality provision. Teradata’s restricted stock units and performance-based restricted stock units generally pay out upon vesting. However, to the extent necessary to comply with Section 409A of the Internal Revenue Code and avoid triggering adverse tax consequences to Teradata’s executives, payment of vested restricted stock units and performance-based restricted stock units may be delayed until termination of employment, six months after termination of employment, or the end of the scheduled performance or service period.

Situation	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options

Death and Long-term Disability (“LTD”)	Awards vest in full upon the date of death or LTD.	For awards granted prior to 2009, a pro-rata portion of the stock, calculated as of the date of death or LTD, will continue to vest and pay out at the end of the performance period based on actual results.	Awards vest in full upon the date of death or LTD. Awards granted in 2009 remain exercisable until the later of the expiration of the ten-year term or three years after death or LTD. Awards granted in 2006, 2007 and 2008 remain exercisable until the later of the expiration of the ten-year term or (i) one year after death or LTD, if death or LTD occurs prior to age 55, or (ii) three years after death or LTD, if death or LTD occurs on or after age 55. Awards granted prior to 2006 remain exercisable for the remainder of the ten-year term.

Situation	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options
Retirement	A pro-rata portion will become fully vested as of date of retirement (but awards granted prior to 2006 will be forfeited).	For awards granted prior to 2009, a pro-rata portion of the stock, calculated as of the date of retirement, will continue to vest and pay out at the end of the performance period based on actual results.	For awards granted in 2006 and later, unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date. For awards granted prior to 2006, vesting is accelerated upon retirement and awards remain exercisable for the remainder of the ten-year term.

Termination due to Reduction in Force (“RIF”)	A pro-rata portion will become fully vested as of date of RIF (but awards granted prior to 2006 will be forfeited).	For awards granted prior to 2009, a pro-rata portion of the stock, calculated as of the date of RIF, will continue to vest and pay out at the end of the performance period based on actual results.	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to sixty days post termination or the expiration date.

Voluntary Resignation	Award is forfeited.	Award is forfeited.	Unvested awards are forfeited. Vested awards expire the earlier of the fifty-ninth day after termination or the expiration date.

Involuntary Termination for Cause	Award is forfeited.	Award is forfeited.	Award is forfeited. For awards granted prior to 2006, unvested awards are forfeited. Vested awards expire the earlier of one day prior to sixty days post termination or the expiration date.

Change in Control (“CIC”)	If the award is not assumed by the surviving entity, then vesting accelerates upon the CIC. If the award is assumed, then vesting accelerates if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within twenty-four months after the CIC. Awards granted prior to 2006 will be forfeited.	For awards granted in 2007, if a CIC occurs and the award is not assumed, then the award will vest based on actual performance through the end of the calendar year immediately preceding the change in control, without pro-ration. But if the award is assumed, then the award will vest based on actual performance at the end of the performance period, provided that the executive remains employed through that date (or his earlier termination without “cause” or for “good reason” within twenty-four months after the CIC).	If the option is not assumed by the surviving entity, then vesting accelerates upon the CIC. If the option is assumed, then vesting accelerates if the executive’s employment is terminated without “cause”, or the executive terminates his employment for “good reason”, within twenty-four months after the CIC. Awards granted prior to 2006 vest in full.

For purposes of the above, the terms “good reason” and “change in control” have the meanings provided under our change in control severance plan described below. The term “cause” generally means (i) conviction of a felony, (ii) dishonesty in the course of fulfilling the executive’s duties, (iii) failure to perform substantially the executive’s duties in any material respect, or (iv) a material violation of our ethics and compliance program. The term “retirement” generally means termination of employment on or after age 55 (with the consent of the Committee, where applicable).

Offer Letter with Mr. Koehler

Under his offer letter, in the event that, prior to a change in control, Mr. Koehler’s employment is terminated without “cause” or he resigns for “good reason,” Mr. Koehler will be entitled to receive a severance payment equal to 1.5 times his annual base salary and target bonus, a pro-rated bonus based on actual achievement for the year of termination and continued medical benefits for eighteen months, subject to his execution and non-revocation of a release. The terms “cause” and “good reason” have the meanings provided in our change in control severance plan described below.

Change in Control Severance Plan

Each named executive officer participates in the Company’s change in control severance plan. Under this plan, if the executive’s employment is terminated other than for “cause”, death or disability or if the executive resigns for “good reason” within two years after a “change in control” (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control), then Teradata or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to three times for Mr. Koehler, and two times for the other named executive officers, of the executive’s annual base salary and annual incentive. For this purpose, annual incentive generally means the average annual incentive earned for the prior three years;

•	A lump sum payment equal to a pro-rata portion of the average annual incentive earned for the prior three years;

•	Continued medical, dental and life insurance coverage for three years for Mr. Koehler and two years for the other named executive officers;

•	Continued outplacement and financial counseling services, if such services are offered at such time, for one year; and

•

A “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions, whether pursuant to our change in control severance plan or otherwise, would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive exceeds 110% of the maximum amount that may be paid without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

The plan provides that upon termination of employment, each participant is prohibited from soliciting our employees for a one-year period and is subject to confidentiality restrictions. Moreover, each participant is required to sign a release of all claims against the Company prior to receiving severance benefits under the plan.

For purposes of the plan, the term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the company. The term “good reason” generally means (i) a reduction in duties or reporting requirements, (ii) a reduction in base salary, (iii) failure to pay incentive compensation when due, (iv) a reduction in target or maximum incentive opportunities, (v) a failure to continue the equity award or other employee benefit programs, (vi) a relocation of an executive’s office by more than forty miles (provided that it also increases his commute by more than twenty miles), or (vii) failure to require a successor to assume the plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of our stock by any person or group, other than the Company, our subsidiaries or employee benefit plans; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any one of the following is true – our old stockholders do not hold at least 50% of the combined enterprise, there is a 30%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in the Company), or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation.

Death or Disability

We would have provided each named executive officer or his beneficiary with the following estimated payments or benefits had he died or become disabled on December 31, 2009.

Named Executive Officer	Life Insurance ($) (1)	Disability Payments ($) (2)	Stock Options ($) (3)	Restricted Stock, Restricted Stock Units & Performance-Based Restricted Stock Units ($) (3)	Total ($)
Michael Koehler	1,200,000	674,095	9,758,458	1,684,962	13,317,515
Stephen Scheppmann	824,000	505,244	2,098,679	336,992	3,764,916
Daniel Harrington	2,520,000	512,302	1,940,252	431,649	5,404,203
Robert Fair	720,000	521,535	1,940,265	187,218	3,369,019
Darryl McDonald	2,700,000	525,000	2,228,616	168,486	5,622,101
(1)	Proceeds would be payable by a third-party insurer. Benefits provided upon death depend on the individual level of benefits chosen by the named executive officer during the annual benefits enrollment process. The named executive officers receive the same Company-provided life insurance coverage as is generally offered to Teradata employees. The coverage is 200% of base salary for life insurance. Each employee has the option of choosing a higher level of coverage at his or her own expense. Messrs. Koehler, Scheppmann and Fair each opted for core coverage for 2009, while Messrs. Harrington and McDonald opted for higher coverage.

(2)

Benefits provided upon disability depend on the individual level of benefits chosen by the named executive officer during the annual benefits enrollment process. The named executive officers receive the same short-term and long-term disability coverage as is generally offered to Teradata employees. The core coverage is (i) for short-term disability, 100% of base salary for two to eighteen weeks depending on years of service and 66 2/3% of base salary for the remainder of a twenty-six week period, and (ii) for long-term disability, 50% of base salary (up to a maximum monthly payment of $15,000) for the duration of an employee’s long-term disability. Each employee has the option of choosing a higher level of coverage at his or her own expense. Messrs. Koehler, Scheppmann and Fair each opted for core coverage for 2009, while Messrs. Harrington and McDonald opted for higher coverage. The payments above assume maximum payout based on each named executive officers’ coverage elections for twenty-six weeks of short-term disability plus two years of long-term disability.

(3)	Equity valuations are based on a closing price of our stock on December 31, 2009 of $31.43. Valuations of the performance-based equity awards are based on assumed performance at the target level.

Retirement

We would have provided each named executive officer with the following estimated payments if he had retired on December 31, 2009.

Named Executive Officer	Restricted Stock, Restricted Stock Units & Performance-Based Restricted Stock Units ($) (1), (2)	Total ($)
Michael Koehler	1,684,962	1,684,962
Stephen Scheppmann	—	—
Daniel Harrington	—	—
Robert Fair	—	—
Darryl McDonald	—	—
(1)	Equity valuations are based on a closing price of our stock on December 31, 2009 of $31.43. Valuations of the performance-based equity awards are based on assumed performance at the target level.

(2)	Only Mr. Koehler was eligible for retirement (age 55) on December 31, 2009.

Reduction-in-Force Severance

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata if, on December 31, 2009, we terminated the executive’s employment in connection with a reduction-in-force prior to, or more than two years after, a change in control.

Named Executive Officer	Cash ($) (1)	Restricted Stock, Restricted Stock Units & Performance-Based Restricted Stock Units ($) (2)	Welfare Benefits ($)	Out- placement Counseling ($)	Total ($)
Michael Koehler	2,100,000	1,684,962	14,919	10,000	3,809,881
Stephen Scheppmann	206,000	252,744	—	10,000	468,744
Daniel Harrington	180,000	318,921	—	10,000	508,921
Robert Fair	180,000	187,218	—	10,000	377,218
Darryl McDonald	165,000	168,486	—	10,000	343,486
(1)	The cash severance payment would be payable to Mr. Koehler under the terms of his offer letter. The amount does not reflect Mr. Koehler’s pro-rata bonus for the year of termination. This is because we are required to assume a termination date of December 31, 2009. On this date, he would have already earned his 2009 bonus regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Mr. Koehler’s 2009 bonus. Amounts for the named executive officers other than Mr. Koehler are based on cash payments that would be paid under our reduction in force programs that are generally available to salaried employees.

(2)	Equity valuations are based on a closing price of our stock on December 31, 2009 of $31.43.

Termination without Cause or Termination for Good Reason

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata if, on December 31, 2009, we terminated the executive’s employment without “cause” (other than in connection with a reduction-in-force) or the executive terminated his employment for “good reason,” in either case either prior to, or more than two years after, a change in control.

Named Executive Officer	Cash ($)	Restricted Stock, Restricted Stock Units & Performance- Based Restricted Stock Units ($)	Welfare Benefits ($)	Total ($)
Michael Koehler (1)	2,100,000	—	14,919	2,114,919
Stephen Scheppmann	—	—	—	—
Daniel Harrington	—	—	—	—
Robert Fair	—	—	—	—
Darryl McDonald	—	—	—	—
(1)	Amounts shown would be payable to Mr. Koehler under the terms of his offer letter. The amount does not reflect Mr. Koehler’s pro-rata bonus for the year of termination. This is because we are required to assume a termination date of December 31, 2009. On this date, he would have already earned his 2009 bonus regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Mr. Koehler’s 2009 bonus.

Change in Control (without a Termination of Employment)

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata or its successor in the event that a “change in control” occurred on December 31, 2009.

Named Executive Officer	Stock Options ($) (1)	Restricted Stock, Restricted Stock Units & Performance- Based Restricted Stock Units ($) (1)	Total ($)
Michael Koehler	9,758,458	2,527,443	12,285,901
Stephen Scheppmann	2,098,679	336,992	2,435,672
Daniel Harrington	1,940,252	280,827	2,221,079
Robert Fair	1,940,265	280,827	2,221,093
Darryl McDonald	2,228,616	252,729	2,481,344

(1)	Equity valuations are based on the following assumptions: (i) a closing price of our stock on December 31, 2009 of $31.43, and (ii) the awards are not assumed in the corporate transaction, vest immediately prior to the change in control and are cashed out. Valuations of the performance-based equity awards are based on assumed performance at the target level.

Qualifying Termination within Two Years after a Change in Control

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata or its successor if a “change in control” occurred on December 31, 2009, and the executive’s employment was terminated without “cause” or the executive terminated his employment for “good reason” immediately following such change in control. These benefits would be in addition to the equity-based compensation payments and benefits described in the change in control table immediately above.

Named Executive Officer	Cash ($) (1)	Welfare Benefits ($)	Out- placement Counseling ($)	Excise Tax Gross-Up ($) (2)	Total ($)
Michael Koehler	3,198,652	29,838	10,000	2,900,594	6,139,084
Stephen Scheppmann	1,442,000	24,176	10,000	782,208	2,258,384
Daniel Harrington	958,105	23,702	10,000	—	991,807
Robert Fair	962,599	23,702	10,000	—	996,301
Darryl McDonald	899,341	23,702	10,000	—	933,043
(1)	The amount does not reflect a pro-rata bonus for 2009. This is because we are required to assume a termination date of December 31, 2009. On this date, each executive would have already earned a bonus for 2009 regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount of the 2009 bonus paid to each executive.

(2)	Section 280G of the Internal Revenue Code applies if there is a change in control of the Company, compensation is paid to an executive as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount”, which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2004-2008 if the change in control occurs in 2009). If Section 280G applies, then the executive is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, the Company is denied a federal income tax deduction for the excess parachute payments. The amounts shown for Messrs. Koehler and Scheppmann in the “Excise Tax Gross-Up” column reflect a tax gross-up for the excise and related taxes, as required under the terms of our change in control severance plan described above. These amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 40%, (ii) a discount rate of 0.83%, (iii) no amounts were allocated to the non-solicitation covenants contained in the plan, and (iv) all stock options and other equity awards were cashed out in the transaction.

RELATED PERSON TRANSACTIONS

In 2007, our Board of Directors adopted a Related Person Transactions Policy. Under this policy, the board’s Governance Committee is responsible for reviewing and approving each related person transaction involving or potentially involving an amount in excess of $120,000.

This policy provides for approval or ratification of each related person transaction in accordance with the procedures and policies discussed below (i) by our Governance Committee, or (ii) if the Governance Committee determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by a majority vote of the disinterested members of the board.

The policy provides for our General Counsel to advise the Chair of the Governance Committee of any related person transaction of which the General Counsel becomes aware. The Governance Committee is required to consider such related person transaction, unless the Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the board will consider the transaction. Except as set forth below, we will not enter into a related person transaction that is not approved in advance unless the consummation of such transaction is expressly subject to ratification.

If we enter into a transaction that we subsequently determine is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction must be presented to the Governance Committee or the disinterested members of the Board of Directors, as applicable, for ratification. If the related person transaction is not ratified, then we are required to take all reasonable actions to attempt to terminate our participation in the transaction.

Factors that are reviewed by the Governance Committee or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

In 2009, there were no related party transactions between us and our officers, directors or any of their immediate family members or entities with which they have a position or relationship that required consideration by the Governance Committee.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees accrued or billed for professional audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the audit of our consolidated financial statements for fiscal years 2009 and 2008, as well as the worldwide fees accrued or billed for other services rendered by PwC in 2009 and 2008.

Service	2009		2008
Audit Fees	$3,925,000	(1)	$4,125,000	(2)
Audit-Related Fees	34,000	(3)	0
Tax Fees	175,000	(4)	0
All Other Fees	353,900	(5)	353,900	(6)
Total Fees	$4,487,900		$4,478,900
(1)	Includes fees related to the audit and review of our consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, attestation services and review services associated with our filings with the SEC, and consultations with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies (“consultation services”). Also includes (i) $25,000 for assistance in responding to an SEC comment letter, and (ii) $1,800,000 for the 2008 statutory audits of foreign subsidiaries.

(2)	Includes fees for services in 2008 related to the audit and review of our consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, attestation services and review services associated with our filings with the SEC, and consultations with management as to the accounting or disclosure treatment of transactions or events and consultation services. Also includes (i) $50,000 for audit services associated with the Company’s 2008 tax reorganization, and (ii) a total of $1,650,000 for 2007-related audit services, including $150,000 in connection with the audit of the 2007 consolidated financial statements and $1,500,000 for the 2007 statutory audits of foreign subsidiaries.

(3)	Includes fees for audit-related services in connection with (i) the audit of the retirement plan for the Company’s Hong Kong affiliate, for the period of October 1, 2007 through December 31, 2008, and (ii) due diligence advisory services.

(4)	Includes tax fees for providing assistance to the Company in connection with the Company’s research and development federal tax credit.

(5)	Includes fees for consultation services relating to (i) IFRS implementation project, (ii) revenue recognition rules implementation project; and license fees for PwC software products.

(6)	Includes fees for services in 2008 relating to (i) revenue recognition training and consultation, (ii) revenue recognition process assessment, and (iii) license fees for PwC software products.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by our independent registered public accounting firm or its affiliates to us or our consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and our independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations included the following:

•

In no case should we or any of our consolidated subsidiaries retain our independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of our independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by us in a fiscal year be less than one-to-one.

•

The Audit Committee will not permit the exclusive retention of our independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

Our corporate controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by our independent registered public accounting firm or its affiliates to us or our consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by our independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by our Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PwC to us, and the fees charged for such services, will be actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for us. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2009 and 2008, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement.

BOARD AUDIT COMMITTEE REPORT

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In the course of fulfilling its oversight responsibilities for the Company, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements for fiscal year 2009, as well quarterly earnings releases and quarterly reports on Form 10-Q, and, together with the Board of Directors, has reviewed and discussed the Company’s annual report on Form 10-K and this proxy statement. In addition, as part of their oversight responsibility, the Audit Committee has reviewed and discussed with management the adequacy and effectiveness of the Company’s internal control over financial reporting. PwC has also discussed with the Audit Committee significant matters regarding internal control over financial reporting that have come to its attention during the course of its audit of the consolidated financial statements. The Audit Committee also discussed with the Company’s management the process used for certifications by the Company’s Chief Executive and Chief Financial Officers for certain of the Company’s quarterly and year-end filings with the SEC, as well as the clarity and completeness of the Company’s financial disclosures. Further, the Audit Committee discussed with PwC the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence from management and the Company.

The Audit Committee met in executive session at each of its regular meetings in 2009 with PwC, the Company’s Chief Financial Officer, Vice President of Enterprise Risk and Financial Processes, and Director of Internal Audit, each of whom has unrestricted access to the Committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Dated: February 26, 2010

The Audit Committee:

Victor L. Lund, Chair

Edward P. Boykin, Member

Nancy E. Cooper, Member

Cary T. Fu, Member

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

(Item 2 on Proxy Card)

The Audit Committee of the Board of Directors, which is composed entirely of independent directors, appointed PwC as our independent registered public accounting firm for 2010 to audit our consolidated financial statements. The board has approved this appointment and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined on page 51 of this proxy statement) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PwC’s independence and concluded that it was.

PwC has been our independent registered public accounting firm from 2007 until 2009. The firm is considered a leader in providing audit services to the high-technology industry. The board believes that PwC is well-qualified to serve as our independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where we do business, and quality audit work in serving us. PwC rotates its audit partners assigned to audit us at least once every five years, and the Audit Committee has placed restrictions on our ability to hire any employees or former employees of PwC or its affiliates.

PwC representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board of Directors and Audit Committee recommend that you vote FOR this proposal. Approval of this proposal requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PwC. Proxies solicited by the board will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the 2010 annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the proxy card will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $15,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and NYSE rules, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of our common stock.

Procedures for Stockholder Proposals and Nominations

Under our Bylaws, nominations for directors at an annual meeting may be made only by (i) the Board of Directors or a committee of the board, or (ii) a stockholder entitled to vote who has delivered notice to us within 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting and complied with the additional requirements set forth in our Bylaws.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (i) specified in the notice of meeting (which includes stockholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8), (ii) brought before the meeting by or at the direction of the board, or (iii) brought by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting and complied with the additional requirements set forth in our Bylaws. In order to include a proposal in our notice of meeting and proxy materials pursuant to SEC Rule 14a-8, you must comply with the requirements of that rule.

A copy of the full text of our Bylaws may be obtained upon written request to the Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342. A copy of our Bylaws, which were amended by the Board of Directors on December 2, 2008, is also available on our corporate governance website at http://www.teradata.com/t/articles-and-bylaws.

Stockholder Proposals for 2010 Annual Meeting

To include a stockholder proposal in our 2011 notice of meeting and proxy materials pursuant to SEC Rule 14a-8, a stockholder must satisfy all applicable requirements of that rule, and the proposal must be received by our Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Dayton, Ohio 45342, no later than November 1, 2010. To present any other proposal at the 2011 annual meeting, or to nominate a candidate for director election at the 2011 annual meeting, a stockholder must submit an advance written notice of such proposal and/or nomination (as applicable) to us that complies with certain requirements set forth in our Bylaws. Such advance written notice must be received by our Corporate Secretary at the Company’s address provided on page 1 of this proxy statement no sooner than the close of business on December 28, 2010, and no later than the close of business on January 27, 2011.

The above notice and proxy statement are sent by order of the Board of Directors.

Laura Nyquist

General Counsel and Secretary

Dated: March 1, 2010

Appendix A

High-Tech Cut of the Towers Perrin 2009 U.S. High-Tech Executive Benchmark Survey

Accenture	Global Crossing	Panasonic of North America
Advanced Micro Devices	Google	PerkinElmer
Agilent Technologies	GTECH	Pitney Bowes
Alcatel-Lucent	GXS	Plexus
Amazon.com	Harris	PMC-Sierra
Applied Materials	Hewlett-Packard	QUALCOMM
Arrow Electronics	Hitachi Data Systems	Qwest Communications
AT&T	IBM	Raytheon
Austria Microsystems	IKON Office Solutions	RF Micro Devices
Autodesk	IMS Health	SAIC
Automatic Data Processing	Intel	SAS Institute
Avaya	Invensys Controls	Schneider Electric
Bio-Rad Laboratories	KLA-Tencor	Seagate Technology
Business Objects Americas	Lam Research	Sensata Technologies
CA	Lenovo	SES Global
Ceridian	Level 3 Communications	Siemens
Charter Communications	Lexmark International	Sony Ericsson Mobile Communications
Cisco Systems	Lockheed Martin	Sprint Nextel
Convergys	Logitech	SunGard Data Systems
Corning	L-3 Communications	Tellabs
Cox Enterprises	MessageLabs	Teradata
Crown Castle	Metavante Technologies	Texas Instruments
CSC	MetroPCS Communications	Thomson Reuters Markets Division Americas
Cubic	Micron Technology	3M
Datacard	Microsoft	Time Warner
Dell	Motorola	Time Warner Cable
eBay	National Renewable Energy Laboratory	T-Mobile
EDS	National Semiconductor	TransUnion
Embarq	NCR	Ulticom
EMC	Neoris USA	Unisys
Emerson	Nokia	United States Cellular
ESRI	Nortel Networks	Verizon
FANUC Robotics America	Northrop Grumman	Virgin Mobile USA
Fiserv	NXP Semi-Conductor	Western Digital
General Atomics	Oak Ridge National Laboratory	Xerox
General Dynamics	Open Text USA	Yahoo!
Getty Images	Optos North America

A-1

TERADATA

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

TERADATA CORPORATION

M19086-P89163-Z51745

For Against Abstain

TERADATA CORPORATION

2835 MIAMI VILLAGE DRIVE

DAYTON, OH 45342

For Against Abstain

1b. Cary T. Fu

1c. Victor L. Lund

Vote on Proposal

2. Approval of the ratification of the appointment of independent auditors for 2010

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede and revoke this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

This proxy card confers on the proxyholders discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the 2010 Annual Meeting of Stockholders.

For address changes and/or comments, please check this box and write them on the back where indicated.

Vote on Directors

1a. Edward P. Boykin

1. Election of Directors

Class III Nominees:

Your Internet or telephone proxy authorizes the proxyholders to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2010

(April 22, 2010 for participants in Teradata’s 401(k) savings plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. on April 26, 2010 (April 22, 2010 for participants in Teradata’s

401(k) savings plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help Teradata reduce the costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years or go to www.investordelivery.com.

The Board of Directors recommends you vote

FOR the following proposals:

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

The undersigned stockholder of Teradata Corporation, a Delaware corporation (“Teradata” or the “Company”), hereby appoints Michael Koehler,

Stephen Scheppmann and Laura Nyquist, and each of them, proxies, with full power of substitution, to vote all shares of common stock of Teradata that the undersigned is entitled to vote at Teradata’s Annual Meeting of Stockholders to be held in Atlanta, Georgia, on April 27, 2010, and at any postponement or adjournment thereof, in the manner indicated on the reverse side and in such proxyholders’ sole discretion upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including to vote for the election of a substitute nominee for director as such proxhyholders may select in the event any nominee named on this proxy card is unable to serve. This proxy card also provides voting instructions to the trustee of the Teradata Corporation Savings Plan, the Company’s 401(K) plan (the “Teradata Savings Plan”) and to the trustees and administrators of other plans, with regard to shares of Teradata common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. By executing this proxy card, the undersigned acknowledges receipt from the Company of the notice of the 2010 Annual Meeting and accompanying proxy statement and hereby revokes any previously granted proxy that relates to the aforementioned Annual Meeting.

The proxyholders or the trustees and administrators of the plans, as the case may be, will vote the shares in accordance with the directions on this proxy card. If you do not indicate your choices on this proxy card, the proxyholders will vote the shares in accordance with the directors’

recommendations. If you are a Teradata Savings Plan participant entitled to vote at the 2010 Annual Meeting of Stockholders and do not indicate your choices on this proxy card, those shares will be voted by the trustee of such plan.

TERADATA CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR TERADATA’S 2010 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting of Stockholders

Teradata’s Annual Meeting of Stockholders will be held at 8:00 a.m. on April 27, 2010 at The Monarch Tower,

3424 Peachtree Road, Northeast, Suite 2000, Atlanta, Georgia 30326. Please see your proxy statement for instructions should you wish to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

(Continued and to be signed on the reverse side.)

M19087-P89163-Z51745